EXHIBIT 2.1
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
ASPECT SOFTWARE, INC.,
VOICE MERGER SUB, INC.,
VOXEO CORPORATION,
SHAREHOLDER REPRESENTATIVE SERVICES LLC, AS REPRESENTATIVE
AND
ASPECT SOFTWARE GROUP HOLDINGS LTD.

Dated as of July 4, 2013

3.18	Customers and Suppliers.	39
3.19	Certain Payments.	40
3.20	Brokers.	40
3.21	Sufficiency of Assets.	40
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF ASPECT HOLDINGS, PARENT AND MERGER SUB.		41
4.1	Organization and Qualification; Ownership and Interim Operations of Merger Sub.	41
4.2	Authorization of Agreement.	41
4.3	No Conflict; Required Filings and Consents.	41
4.4	Financial Ability.	42
4.5	Investment.	43
4.6	Brokers.	43
4.7	Litigation.	43
ARTICLE V CONDUCT PRIOR TO THE CLOSING		43
5.1	Conduct of Business.	43
5.2	Access and Information.	45
5.3	Financing Cooperation.	45
5.4	Parent Financing Activities.	46
5.5	Qivox Minority Interests.	47
5.6	Export Issues.	47
ARTICLE VI ADDITIONAL AGREEMENTS		47
6.1	Appropriate Actions; Consents; Filings.	47
6.2	Confidentiality; Public Announcements.	49
6.3	Exclusivity.	49
6.4	Company Stockholder Approval.	49
6.5	Employee Matters.	50
6.6	Closing Consideration Allocation; Closing Statement.	51
6.7	Payoff Amounts; Payoff Letters.	51
6.8	Tax Matters	52
6.9	Indemnification of Directors, Managers and Officers.	53
6.10	Post-Closing Agreement with Respect to the Labs Notes..	53
6.11	Guaranty of Parent' s Obligation.	53
ARTICLE VII CONDITIONS		54
7.1	Conditions to Obligations of Each Party.	54
7.2	Additional Conditions to Obligations of Parent and Merger Sub.	54
7.3	Additional Conditions to Obligations of the Company.	56
7.4	Frustration of Closing Conditions.	56
ARTICLE VIII INDEMNIFICATION; ESCROW FUND; SURVIVAL OF REPRESENTATIONS AND WARRANTIES		56
8.1	Indemnification by the Company Securityholders.	56
8.2	Indemnification by Parent.	57
8.3	Time for Claims; Notice of Claims.	58
8.4	Third Party Claims.	58
8.5	Liability Limitations.	61
8.6	Escrow Matters.	62
8.7	Treatment of Indemnification Payments.	64
8.8	Representative; Fees and Expenses.	64
ARTICLE IX TERMINATION, TERMINATION FEE; AMENDMENT AND WAIVER		65

9.1	Termination.	65
9.2	Effect of Termination.	67
9.3	Fees and Expenses.	67
9.4	Amendment.	69
9.5	Waiver.	69
ARTICLE X GENERAL PROVISIONS		69
10.1	Notices.	69
10.2	Headings.	70
10.3	Severability.	70
10.4	Entire Agreement.	70
10.5	Disclosure Schedules.	71
10.6	Assignment.	71
10.7	Parties in Interest.	71
10.8	Specific Performance.	71
10.9	Failure or Indulgence Not Waiver; Remedies Cumulative.	72
10.10	Governing Law; Exclusive Jurisdiction.	72
10.11	Conflict Waiver.	73
10.12	Counterparts.	73

INDEX OF EXHIBITS
Exhibit    Description

Exhibit A-1    Amended and Restated Intellectual Property License Agreement
Exhibit A-2    Amended and Restated Software Ownership and Shared Source Agreement
Exhibit A-3    Labs Side Agreement
Exhibit A-4    Amended and Restated Software License Agreement
Exhibit B    Form of Stockholder Written Consent
Exhibit C    Certificate of Merger
Exhibit D    Form of Letter of Transmittal
Exhibit E    Form of Escrow Agreement
Exhibit F    Forms of Restrictive Covenant Agreements
Annex I    Net Working Capital Schedule

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of July 4, 2013, by and among Aspect Software, Inc., a Delaware corporation (“Parent”), Voice Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Voxeo Corporation, a Delaware corporation (the “Company”), Shareholder Representative Services, LLC, a Colorado limited liability company solely in its capacity as representative of the Company Securityholders (the “Representative”) and, solely for purposes of Article IV and Section 6.11, Aspect Software Group Holdings Ltd., a Cayman Islands company (“Aspect Holdings”).
RECITALS
WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company each determined that it is advisable and in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;
WHEREAS, the Board of Directors of the Company (the “Company Board”) unanimously (a) approved this Agreement and the other agreements contemplated hereby (the “Transaction Documents”) to which the Company is a party, the Merger and the other transactions contemplated by this Agreement and the Transaction Documents to which the Company is a party (collectively, the “Transactions”) in accordance with the provisions of the DGCL and its applicable governing documents, and (b) determined, subject to the terms of this Agreement, to recommend that the Company Stockholders adopt and approve this Agreement and approve the Merger;
WHEREAS, following the execution of this Agreement, the Company shall seek to obtain, in accordance with Section 228 of the DGCL, a written consent approving this Agreement, the Merger and the transactions contemplated hereby in accordance with Section 251 of the DGCL; and
WHEREAS, the parties hereto have determined that the Merger shall be effected by merging Merger Sub with and into the Company (with the Company being the surviving entity) so that upon consummation of the Merger, the Company will be a wholly-owned subsidiary of Parent.
NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ArticleI
ArticleIIDEFINITIONS
1.Defined Terms.
For all purposes of this Agreement, the following terms shall have the following respective meanings:
“2007 Plan” has the meaning set forth in Section 2.6(a).
“2007 Plan Options” has the meaning set forth in Section 2.6(a).
“2012 Plan” has the meaning set forth in Section 2.6(b).
“2012 Plan Options” has the meaning set forth in Section 2.6(b).
“Accounting Firm” has the meaning set forth in Section 2.8(d).
“Acquisition Proposal” means (i) any merger, liquidation, recapitalization, consolidation or other business combination involving the Company (ii) any issuance by the Company of more than 50% of its capital stock or (iii) any acquisition of all or substantially all of the consolidated total assets of the Company, in each case, other than the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Audited Financial Statements” has the meaning set forth in Section 3.7(a).
“Balance Sheet” has the meaning set forth in Section 3.7(a).
“Balance Sheet Date” has the meaning set forth in Section 3.7(a).
“Broker” means Wells Fargo Securities, LLC.
“Business” means the businesses currently conducted by the Company Group as of the date of this Agreement.
“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in New York, New York are authorized or obligated by law or executive order to close.
“Cap” has the meaning set forth in Section 8.5(b)
“Cash” means all cash, cash equivalents (including money market accounts, money market funds, money market instruments, certificates of deposit and demand deposits) and marketable securities, determined in accordance with GAAP, net of restricted cash.
“Certificates” has the meaning set forth in Section 2.10(c).
“Certificate of Merger” has the meaning set forth in Section 2.2.
“Closing” has the meaning set forth in Section 2.2.
“Closing Balance Sheet” has the meaning set forth in Section 2.8(b).
“Closing Consideration” $145,000,000.00 (a) plus (i) the Cash of the Company Group (determined as of the close of business on the day immediately prior to the Closing), (ii) the amount, if any, by which Estimated Net Working Capital exceeds the Target Net Working Capital, (iii) the aggregate exercise price of all In-the-Money Company Options and In-the-Money Company Warrants outstanding immediately prior to the Effective Time and (iv) the aggregate of Financing Reimbursement Amounts paid by the Company but not reimbursed prior to the Closing by Parent and (b) less (i) the Transaction Expenses, (ii) Debt, (iii) the Qivox Payments and (iv) the amount, if any, by which the Estimated Net Working Capital is less than the Target Net Working Capital (in each case, without duplication), in each case hereunder, without duplication.
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Expenses Certificate” means a certificate executed by the Chief Executive Officer or the Chief Financial Officer of the Company, certifying the amount of Transaction Expenses as of the Closing Date as set forth in the Closing Statement.
“Closing Statement” has the meaning set forth in Section 2.7.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Closing Consideration” has the meaning set forth in Section 2.5(a).
“Company” has the meaning set forth in the preamble to this Agreement.

“Company 401(k) Plans” has the meaning set forth in Section 6.5(b).
“Company Approvals” has the meaning set forth in Section 3.5(b).
“Company Board” has the meaning set forth in the recitals to this Agreement.
“Company Business Systems” has the meaning set forth in Section 3.4(e).
“Company Capital Stock” has the meaning set forth in Section 3.4(a).
“Company Charter Documents” has the meaning set forth in Section 3.2.
“Company Common Stock” has the meaning set forth in Section 3.4(a).
“Company Disclosure Schedule” has the meaning set forth in Article III.
“Company Governmental Approvals” has the meaning set forth in Section 3.5(a).
“Company Group” means the Company and all of its Subsidiaries, collectively.
“Company Indemnified Party” has the meaning set forth in Section 6.9.
“Company Intellectual Property Rights” means all Intellectual Property Rights owned or used by the Company in connection with the Business, including all Intellectual Property Rights in and to Company Technology.
“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is (i) materially adverse to the business, assets, liabilities, results of operations or financial condition of the Company Group, taken as a whole, or (ii) materially impair the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that the following and the effects of the following shall not be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Company Material Adverse Effect: (a) any general condition affecting the industries or markets in which any member of the Company Group conducts operations or the economy in any of the countries or jurisdictions in which any member of the Company Group conducts operations which do not affect the Company Group in a materially disproportionate manner as compared to other companies in the Company Group's industry; (b) general economic, capital market, financial political or regulatory conditions (including any changes therein), worldwide or in any particular region, if such conditions do not affect the Company Group in a materially disproportionate adverse manner as compared to other companies in the Company Group's industries; (c) an occurrence, outbreak, escalation or material worsening of war, armed hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response or reaction to any of the foregoing which do not adversely affect the Company Group in a materially disproportionate manner as compared to other companies in the Company Group's industries; (d) any fires, earthquakes, hurricanes, tornadoes, epidemics or other natural or manmade disasters to the extent they do not disproportionately materially adversely affect the Company Group compared to other companies in the Company Group's industries; (e) any change in applicable accounting requirements or principles or interpretations or implementations thereof, or any change in applicable Laws, rules or regulations or the implementations or interpretation thereof, (f) any action taken by the Company Group at Parent's written request or explicitly pursuant to this Agreement; (g) any failure of the Company Group to meet its financial projections (including revenues, bookings or earnings) relating to any period after the date hereof (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account when determining whether there has been a Company Material Adverse Effect); and (h) any cancellation or delay in customer orders or any loss of customers, employees or other business relationships resulting from the announcement of the Transactions, the identity of Parent or its affiliates or any communication by Parent or its affiliates regarding its plans or intentions with respect to the conduct of the Business.

“Company Options” has the meaning set forth in Section 3.4(b).
“Company Plan” has the meaning set forth in Section 3.10(a).
“Company Preferred Stock” has the meaning set forth in Section 3.4(a).
“Company Products” has the meaning set forth in Section 3.13(c).
“Company Registration” has the meaning set forth in Section 3.13(c).
“Company Representatives” has the meaning set forth in Section 6.3.
“Company Securityholders” means the holders of Company Capital Stock, Company Options and Company Warrants, collectively.
“Company Source Code” means computer software code for any software owned by Company that is included in a Company Product that is written by a programmer and readable by humans but not computers. The definition of “Company Source Code” shall be deemed to exclude any open source code used in a Company Product, including the software described in Section 3.13(h).
“Company Stockholder Approval” has the meaning set forth in Section 3.3(b).
“Company Stockholders” means the holders of Company Capital Stock, taken together.
“Company Technology” means any and all Technology used or proposed to be used in connection with the Business.
“Company Terminable Breach” has the meaning set forth in Section 9.1(c).
“Company Termination Notice” has the meaning set forth in Section 9.1(g).
“Company Warrants” has the meaning set forth in Section 3.4(b).
“Competition Law” shall mean any Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, including, without limitation, the HSR Act.
“Contract” means any legally binding contract, agreement, obligation, commitment or undertaking (in each case, whether oral or in writing).
“Current Assets” means the Company Group's consolidated total current assets, as defined by and determined in accordance with GAAP, excluding (i) all Cash, (ii) Tax assets, (iii) any current assets for deferred financing fees, (iv) Labs Note and any other receivables or current ýassets related to Voxeo Labs, (v) any capitalized sales commissions or other set-up costs, and (vi) any ýcurrent assets related to Financing Reimbursements Amounts.
“Current Liabilities” means the Company Group's consolidated total current liabilities, as defined by and determined in accordance with GAAP (excluding accrued interest and any current portion of indebtedness for money borrowed, any incurred but unpaid Financing Reimbursements Amounts and tax Liabilities).
“Damages” means all losses, damages, costs, amounts paid in settlement, liabilities, obligations, fines, penalties, expenses and fees, including court costs and reasonable experts', attorneys' and other professional fees and expenses, and any other cost of enforcing an Indemnified Person's rights under this Agreement, whether or not arising out of a Third Party Claim; provided that Damages shall not include punitive damages (except to the extent paid in connection with a Third Party Claim).

“Debt” means (a) indebtedness of the Company Group for borrowed money evidenced by notes, bonds, debentures or similar instruments, (b) all obligations of the Company Group for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business and included in the calculation of Net Working Capital, Transaction Expenses or Financing Reimbursement Amounts), (c) all Liabilities under capital leases with respect to which any member of the Company Group is liable, contingently or otherwise, including without limitation, any lease termination payments or charges, (d) any amounts drawn by the Company or any of its Subsidiaries pursuant to outstanding letters of credit, (e) any Liabilities in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person, (f) the gross amount paid or payable with respect to employee retention arrangements entered into by the Company or any of its Subsidiaries and any Person, and, in each case, existing at the Closing, (g) the UK HIP Payments (as defined in the Company Disclosure Schedule) and to the extent not paid prior to Closing) and (g) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges (or breakage fees) in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof on the Closing Date.
“Debt Financing Source” has the meaning set forth in Section 4.4(a).
“Deductible” has the meaning set forth in Section 8.5(a).
“DGCL” means the Delaware General Corporation Law, as amended.
“Dissenting Shares” has the meaning set forth in Section 2.13.
“Effective Time” has the meaning set forth in Section 2.2.
“Employee Plan” means any plan, program, policy, arrangement or Contract, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (a) an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, (b) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, (c) an equity bonus, equity purchase, equity option, restricted equity, equity appreciation right or similar equity-based plan or (d) any other deferred-compensation, retirement, severance, welfare-benefit, reimbursement, bonus, profit-sharing, incentive or fringe-benefit plan, program or arrangement.
“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person, and (b) any option, warrant, purchase right, conversion right, exchange right or other Contract that would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including equity appreciation, phantom equity, profit participation or other similar rights).
“ERISA Affiliate” means, with respect to a Person (the “First Person”), any other Person whose employees would be treated as employed by a single employer with the employees of the First Person under the provisions of Sections 414(b), (c), (m) or (o) of the Code.
“Escrow Account” means the Indemnification Escrow Account, the Net Working Capital Indemnification Account and the Representative Escrow Account, collectively.
“Escrow Agent” means Deutsche Bank National Trust Company.
“Escrow Agreement” has the meaning set forth in Section 2.11.
“Escrow Amount” means the Indemnification Escrow Amount, the Net Working Capital Escrow Amount, the Regulatory Escrow Amount and the Representative Escrow Amount, together with any interest, gains and other distributions on such amount, as reduced from time to time by the amount of monies distributed from the Indemnification Escrow Fund, the Net Working Capital Escrow Fund, the Regulatory Escrow Fund and the Representative Escrow Fund, as applicable, in accordance with this Agreement and the Escrow Agreement.

“Escrow Funds” means the Indemnification Escrow Funds, the Net Working Capital Escrow Funds, the Regulatory Escrow Funds and the Representative Escrow Funds, collectively.
“Escrow Period” means the period commencing on the Closing Date and ending eighteen months from the Closing Date.
“Estimated Net Working Capital” has the meaning set forth in Section 2.8(a).
“Estimated Net Working Capital Certificate” has the meaning set forth in Section 2.8(a).
“Excess Transaction Expenses” means any Transaction Expenses that are not included in the calculation of Closing Consideration or are not included in the calculation of Net Working Capital.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Financing Reimbursement Amounts” has the meaning set forth in Section 5.3(a).
“Financial Statements” has the meaning set forth in Section 3.7(a).“GAAP” means United States generally accepted accounting principles and, to the extent consistent with GAAP, as historically applied by the Company.
“Financing” has the meaning set forth in Section 4.4(a).
“Financing Source” has the meaning set forth in Section 4.4(a).
“Generally Available Hardware” means any generally commercially available hardware purchased off the shelf or licensed pursuant to a shrink wrap or a click wrap license agreement or other standard end user license terms and conditions with a total replacement cost of less than $100,000 per piece or unit of hardware.
“Generally Available Software” means any generally commercially available software in executable code form licensed pursuant to a shrink wrap or a click wrap license agreement or other standard end user license terms and conditions with a total replacement cost of less than $100,000.
“Governmental Authority” means any court, administrative agency or commission or other United States, federal, national, provincial, state, local, foreign or other governmental authority, instrumentality, agency or commission.
“Governmental Entity” has the meaning set forth in Section 3.13(m).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.
“Inbound Contracts” has the meaning set forth in Section 3.13(d).
“Income Tax” means any federal, state, local or non-U.S. income tax measured or imposed on net income, including any interest, penalty or addition thereto, whether dispute or not.
“Indemnification Escrow Account” means the account into which the Indemnification Escrow Amount is deposited with the Escrow Agent and held by it, subject to disbursement as provided in Article VIII and in the Escrow Agreement.
“Indemnification Escrow Amount” means $11,000,000.00, together with any interest, gains and other distributions on such amount, as reduced from time to time by the amount of monies distributed from the Indemnification Escrow Funds in accordance with this Agreement and the Escrow Agreement.

“Indemnification Escrow Funds” means the funds maintained from time to time in the Indemnification Escrow Account established pursuant to the Escrow Agreement (which funds initially shall be equal to the Indemnification Escrow Amount and shall be disbursed and released in accordance with the terms and conditions of the Escrow Agreement).
“Indemnified Party” means a Parent Indemnified Party or a Seller Indemnified Party, as applicable.
“Indemnifying Party” means a Parent Indemnifying Party or a Seller Indemnifying Party, as applicable.
“Insurance Policies” has the meaning set forth in Section 3.16.
“Insiders” has the meaning set forth in Section 3.17.
“Intellectual Property” means all any and all of the following in any jurisdiction worldwide, and all corresponding rights, existing, whether arising by operation of law, contract, license or otherwise: (a) patents and industrial designs (including, but not limited to, continuations, continuations-in-part, divisionals, renewals, reissues, and extensions thereof), inventions, whether patentable or not, and whether reduced to practice or not, (b) moral rights, database rights, works of authorship (whether or not copyrightable), copyrights, and any renewals in connection therewith (c) mask works, (d) trademarks, service marks, Internet domain names, URLs, logos, trade names and trade dress, social media identifications (including administrator rights on social media platforms), corporate names and other source indicators, and all goodwill related thereto, (e) trade secrets and confidential information (including ideas, research and development, know-how, inventions, whether patentable or unpatentable and whether or not reduced to practice, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, flow-charts, specifications, customer, sales prospect and supplier lists, financial, marketing and business data, pricing and cost information, and marketing plans and proposals), database and data collections, (f) all software (including source code, executable code, systems, networks tools, data, firmware, and related documentation); (g) all other intellectual property rights under any laws throughout the world, and (h) all registrations and applications (including, without limitation, provisional applications), renewals, reissues and extensions for any of the foregoing.
“In-the-Money Company Options” means all Company Options that are outstanding immediately prior to the Effective Time with an exercise price per share of Company Common Stock that is less than the Per Share Consideration. In-the-Money Company Options shall not include 2007 Plan Options cancelled pursuant to Section 2.6(a).
“In-the-Money Company Warrants” means all Company Warrants that are outstanding and exercisable immediately prior to the Effective Time with an exercise price per share of Company Common Stock that is less than the Per Share Consideration.
“IRS” means the U.S. Internal Revenue Service.
“Knowledge of the Company”, “to the Company's Knowledge,” “known to” or any similar phrase means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of any of the following individuals: Robert Ingalls, Ryan Campbell, Matthew Hale, Jonathan Taylor, R.J. Auburn, John Amein, Clayton Reed and Guy Cooper.
“Labs Agreements” means each of (a) an Amended and Restated Intellectual Property License Agreement in the form attached hereto as Exhibit A-1 (the “Labs IP License Agreement”), (b) an Amended and Restated Software Ownership and Shared Source Agreement in the form attached hereto as Exhibit A-2, (c) an Agreement in the form attached hereto as Exhibit A-3 (the “Labs Side Agreement”) and (d) an Amended and Restated Software License Agreement in the form attached hereto as Exhibit A-4.
“Labs Notes” means (a) that certain Loan and Security Agreement, dated November 30, 2012, by and between the Company and Labs, as amended, (b) that certain Promissory Note (Revolving Loan) issued pursuant to that certain Loan and Security Agreement, dated November 30, 2012, by and between the Company and Voxeo Labs and (c) that certain Secured Promissory Note, dated October 1, 2012, made by Voxeo Labs in favor of the Company (in each case, as amended by the Labs Agreements).
“Labs Payment” means the aggregate amount of $1,119,000 payable to Voxeo Labs pursuant to the Labs IP License Agreements upon the Closing.
“Laws” means any federal, national, provincial, state, local, United States, foreign or other statute, law, ordinance, regulation, rule, code, decree, judgment, writ, injunction or other order, or other requirement or rule of law.
“Lender” means Wells Fargo Capital Finance, LLC.
“Letter of Transmittal” has the meaning set forth in Section 2.10(c)(i).
“Liability” or “Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, asserted or unasserted, absolute or contingent, mature or unmatured, determined or indeterminable, known or unknown and whether or not due or becoming due , including those arising under any Law or action and those arising under any Contract.
“Liens” means any mortgage, deed of trust, hypothecation, pledge, lien (statutory or otherwise), security interest, charge or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest) and, with respect to capital stock, any option or other right to purchase or any restriction on voting or other rights.
“Material Contract” has the meaning set forth in Section 3.14(b).
“Merger” has the meaning set forth in Section 2.1.
“Merger Consideration” means the Closing Consideration plus the contingent right to receive the Note Payments.
“Merger Sub” has the meaning set forth in the preamble to this Agreement.
“Merger Sub Common Stock” has the meaning set forth in Section 2.5(c).
“Most Recent Audited Financial Statements Date” has the meaning set forth in Section 3.7(a).
“Net Working Capital Adjustment Calculation” has the meaning set forth in Section 2.8(b).
“Net Working Capital” means (a) Current Assets minus (b) Current Liabilities, all as more particularly described and set forth in the Net Working Capital Schedule ý(it being agreed that all amounts of Current Assets and Current Liabilities shall be calculated on a pro forma basis assuming the consummation of the transactions contemplated by that certain Agreement, by and between Voxeo Europe and the stockholders of Qivox, dated June 18, 2013, providing for the acquisition of the minority equity of Qivox)ý.
“Net Working Capital Calculation” has the meaning set forth in Section 2.8(b).
“Net Working Capital Certificate” means a certificate delivered by an officer of the Company, certifying the Estimated Net Working Capital as set forth on the Closing Statement, and the amount, if any, by which (i) Estimated Net Working Capital exceeds the Target Net Working Capital or (ii) the Estimated Net Working Capital is less than the Target Net Working Capital.
“Net Working Capital Escrow Account” means the account into which the Net Working Capital Escrow Amount is deposited with the Escrow Agent and held by it, subject to disbursement as provided in Section 2.8 and in the Escrow Agreement.

“Net Working Capital Escrow Amount” means $1,500,000.00, together with any interest, gains and other distributions on such amount, as reduced from time to time by the amount of monies distributed from the Net Working Capital Escrow Funds in accordance with this Agreement and the Escrow Agreement; provided, however, that in the event that, prior to Closing, Voxeo UK has obtained the consent of the holders (other than Voxeo Europe) of not less than 28% of the outstanding equity of Qivox to transfer, sell and assign their equity interest in Qivox directly to a designee of Parent (and not to Voxeo Europe) for the same price provided for in, and on substantially the same terms and conditions contemplated by, the Qivox Equity Purchase Agreement, and such shareholders have executed and delivered all documents and agreements necessary or advisable for the purpose of consummating such transaction at the Closing, then the initial amount of the Net Working Capital Escrow Amount shall be reduced from $1,500,000 to $1,200,000.
“Net Working Capital Escrow Funds” means the funds maintained from time to time in the Net Working Capital Escrow Account established pursuant to the Escrow Agreement (which funds initially shall be equal to the Net Working Capital Escrow Amount and shall be disbursed and released in accordance with the terms and conditions of the Escrow Agreement).
“Net Working Capital Schedule” means the schedule pursuant to which Net Working Capital is to be calculated, attached as Annex I hereto.
“Net Working Capital Supporting Documentation” has the meaning set forth in Section 2.8(b).
“Non-Disclosure Agreement” means that certain Mutual Non-Disclosure Agreement, dated as of April 20, 2012, by and between Parent and the Company.
“Note Payment” has the meaning set forth in Section 2.9(a).
“Note Purchase Agreement” has the meaning set forth in Section 4.4(a).
“Notes Committee” has the meaning set forth in Section 2.9(c).
“Notes Escrow Agent” has the meaning set forth in Section 2.9(c).
“Notes Escrow Agreement” has the meaning set forth in Section 2.9(c).
“Notes Representative” has the meaning set forth in Section 2.9(c).
“Objection Notice” has the meaning set forth in Section 2.8(c).
“Option Consideration” means, with respect to a holder of In-the-Money Options, the Option Closing Consideration plus (b) the contingent right to receive such Company Optionholder's Pro Rata Portion of the Note Payments.
“Option Closing Consideration” means, for each In-the-Money Company Option, the amount of cash by which (a)(i) the Per Share Consideration exceeds (ii) the exercise price of such In-the-Money Company Option, multiplied by (b) the number of shares of Company Common Stock subject to such In-the-Money Company Option.
“Option Plans” has the meaning set forth in Section 3.4(b).
“Order” has the meaning set forth in Section 3.9.
“Outbound Contracts” has the meaning set forth in Section 3.13(d).
“Outside Date” has the meaning set forth in Section 9.1(e).
“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Certificate” has the meaning set forth in Section 2.8(b).
“Parent Escrow Interest” has the meaning set forth in Section 2.7(b).
“Parent Indemnified Party” has the meaning set forth in Section 8.1.
“Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development, that, individually or in the aggregate with other changes, effects, events or occurrences, would reasonably be expected to prevent or materially delay or impair the ability of Parent and Merger Sub to consummate the Transactions.
“Parent Representatives” has the meaning set forth in Section 5.2.
“Parent Terminable Breach” has the meaning set forth in Section 9.1(b).
“Parent Termination Fee” shall mean $10,000,000.00, plus any Financing Reimbursement Amounts not previously paid by Parent to the Company.
“Paying Agent” has the meaning set forth in Section 2.10(a).
“Paying Agent Agreement” has the meaning set forth in Section 2.10(a).
“Payoff Amounts” has the meaning set forth in Section 6.7(a).
“Payoff Letter” has the meaning set forth in Section 6.7(a).
“Per Share Consideration” shall mean the quotient obtained by dividing (a)(i) the Closing Consideration less (ii) the Series A Preference Amount as of immediately prior to the Effective Time by (b)(i) the number of shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time (including the number of shares of Company Common Stock issuable upon conversion of all Company Preferred Stock issued and outstanding as of immediately prior to the Effective Time) plus (ii) the number of shares of Company Common Stock issuable upon exercise of all In-the-Money Company Options and In-the-Money Company Warrants outstanding immediately prior to the Effective Time.
“Permits” has the meaning set forth in Section 3.6.
“Permitted Liens” has the meaning set forth in Section 3.12(a).
“Person” means an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority (or any department, agency, or political subdivision thereof).
“Post-Transaction Employees” has the meaning set forth in Section 6.5.
“Pre-Closing Tax Period” has the meaning set forth in Section 6.8(b).
“Preferred Stock Closing Consideration” has the meaning set forth in Section 2.5(a).
“Property Taxes” has the meaning set forth in Section 6.8(c).
“Pro Rata Portion” means, with respect to a Company Securityholder, the percentage obtained by dividing (a) the number of shares of Company Capital Stock held or deemed held by such Company Securityholder (as described below) by (b) the number of shares of Company Capital Stock held or deemed held by all Company Securityholders, in each case, as of immediately prior to the Effective Time. A Company Securityholder shall be deemed to hold (i) all shares of Company Common Stock issuable upon conversion of all issued and outstanding Company Preferred Stock held by such Company Securityholder and (ii) all shares of Company Common Stock issuable upon the exercise of In-the-Money Company Options that are cancelled in exchange for Option Consideration pursuant to Section 2.6 (e.g. the holder of the Company Option or Company Warrant failed to exercise such Company Option or Company Warrant or enter into an Option Cancellation Agreement). For avoidance of doubt, the “Pro Rata Portion” of a holder of Company Options or Company Warrants that are cancelled without payment pursuant to Section 2.6 shall be equal to zero, and the sum of the Pro Rata Portion of the recipients of Preferred Stock Closing Consideration, Common Stock Closing Consideration and Option Consideration shall be equal to 100%.
“Qivox” means Qivox Limited.
“Qivox Agreements” means, collectively, (a) Agreement, by and between Voxeo Europe and the stockholders of Qivox, dated June 18, 2013 (the “Qivox Equity Purchase Agreement”), (b) Agreement, by and between Qivox and John Davies, dated June 18, 2013, (c) Change of Control Bonus Letter, by and between Voxeo Europe and Jon Davies, dated June 3,2013, (d) Change of Control Bonus Letter, by and between Voxeo Europe and Philip Simmonds, dated June 3, 2013, and (e) Change of Control Bonus Letter, by and between Voxeo Europe, Guy Cooper and Tracy Cooper, dated June 3, 2013.
“Qivox Payments” means, collectively, the amounts payable by the Company or its Subsidiary under the Qivox Agreements including the employer portion of any payroll taxes owed with respect to such amounts, in each case, to the extent not otherwise paid by the Company or its Subsidiary prior to the Closing.
“Qualified Person” has the meaning set forth in Section 6.3.
“Regulatory Escrow Account” means the account into which the Regulatory Escrow Amount is deposited with the Escrow Agent and held by it, subject to disbursement as provided in Article VIII and in the Escrow Agreement.
“Regulatory Escrow Amount” means $5,000,000.00, together with any interest, gains and other distributions on such amount, as reduced from time to time by the amount of monies distributed from the Regulatory Escrow Funds in accordance with this Agreement and the Escrow Agreement.
“Regulatory Escrow Funds” means the funds maintained from time to time in the Regulatory Escrow Account established pursuant to the Escrow Agreement (which funds initially shall be equal to the Regulatory Escrow Amount and shall be disbursed and released in accordance with the terms and conditions of the Escrow Agreement).
“Repaid Debt” means, without duplication, all obligations of the Company and its Subsidiaries for debt for money borrowed, but shall not include capital leases.
“Representation” has the meaning set forth in Section 1.2.
“Representative” shall have the meaning set forth in the preamble to this Agreement.
“Representative Escrow Account” means the account into which the Representative Escrow Amount is deposited with the Escrow Agent and held by it, subject to disbursement as provided in this Agreement and in the Escrow Agreement.
“Representative Escrow Amount” means $350,000.00, together with any interest, gains and other distributions on such amount, as reduced from time to time by the amount of monies distributed from the Representative Escrow Funds in accordance with this Agreement and the Escrow Agreement.
“Representative Escrow Funds” means the funds maintained from time to time in the Representative Escrow Account established pursuant to the Escrow Agreement (which funds initially shall be equal to the Representative Escrow Amount and shall be disbursed and released in accordance with the terms and conditions of the Escrow Agreement).
“Restated Charter” means the Second Amended and Restated Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware on September 17, 2009, as amended.

“Securities Act” means the Securities Act of 1933, as amended.
“Seller Indemnified Party” has the meaning set forth in Section 8.2.
“Series A Preferred Stock” has the meaning set forth in Section 3.4(a).
“Series A Preference Amount” shall mean $3.1411 per share of Series A Preferred Stock plus all declared but unpaid dividends, if any, with respect to such shares as of immediately prior to the Effective Time, in each case subject to equitable adjustment for any reclassification, recapitalization, split or combination of the Series A Preferred Stock after the date hereof but prior to the Effective Time.
“Significant Customer” has the meaning set forth in Section 3.18(a).
“Significant Supplier” has the meaning set forth in Section 3.18(b).
“Special Damages” has the meaning set forth in Section 8.3(a).
“Specific Representation” has the meaning set forth in Section 1.2.
“Specified Time” has the meaning set forth in Section 6.3.
“Straddle Period” shall have the meaning set forth in Section 6.8(c).
“Stockholder Written Consent” shall mean the action by written consent in the form attached hereto as Exhibit B executed by the Company Stockholders constituting the Company Stockholder Approval.
“Subsidiary” means, with respect to any Person, any corporation, partnership, trust, limited liability company, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.
“Surviving Company” has the meaning set forth in Section 2.1.
“Target Net Working Capital” means $1,650,000.00.
“Tax” means any U.S. federal, state, local or municipal, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, profits tax, environmental tax (including, without limitation, Taxes pursuant to Code Section 59A), capital stock tax, severance tax, occupation tax, windfall profits tax, social security tax, disability tax, withholding tax or payroll tax), levy, tariff, or duty (including any customs duty), or any other Tax whatsoever (including any fine, penalty, interest or addition to tax with respect thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of another Person), in each case, imposed by a taxing authority.
“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, any and all rights and licenses to data, any and all methodology and processes related to the acquisition, use and processing of data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, and manuals), databases, computer software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical, and mechanical equipment, and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law, or otherwise, and all documents and other materials recording any of the foregoing.
“Technology Contracts” has the meaning set forth in Section 3.13(d).
“Termination Notice Period” has the meaning set forth in Section 9.1(g).
“Third Party Claim” has the meaning set forth in Section 8.4(a).
“Transactions” has the meaning set forth in the recitals to this Agreement.
“Transaction Expenses” means, to the extent not paid by the Company prior to the Effective Time, (a) all fees and costs relating to this Agreement and the Merger that are payable by the Company or any of its Subsidiaries to any financial advisor, broker, or finder, or to the Representative or any attorney, accountant, consultant, or other professional, (b) any Liability of the Company Group for any change-of-control or similar payment or increased cost which is triggered in whole by the transactions contemplated by this Agreement, including without limitation under deferred compensation plans, phantom stock plans, bonus plans, or similar arrangements made payable in whole as a result of the transactions contemplated herein (including amounts payable to Robert Ingalls as his change of control bonus under the Executive Employment Agreement dated August 29, 2012 between the Company and Mr. Ingalls), including the employer portion of any payroll taxes owed with respect to such amounts, (c) all fees and costs relating to the directors' and officers' liability insurance policy providing “tail” coverage obtained by the Company pursuant to Section 6.9 and (d) the Labs Payment (in each case, excluding any Liability of the Company Group (y) for Financing Reimbursement Amounts or (z) created by the Company Group after the Closing Date or that arise in whole or in part as a result of the post-Closing termination of any employee's or officer's employment with any member of the Company Group, including any constructive or deemed termination of employment, a change in title, job status or location of employment).
“Transfer Taxes” has the meaning set forth in Section 6.8(d).
“Treasury Regulations” means the regulations (including temporary regulations) of the United States Treasury Department pertaining to the Code.
“U.S. Export Laws” include the Export Administration Act; the Export Administration Regulations; the Arms Export Control Act; the International Traffic in Arms Regulations; the International Emergency Economic Powers Act; the Trading with the Enemy Act; regulations promulgated by the Department of the Treasury's Office of Foreign Assets Control, customs Laws, and any other rules, regulations, and orders issued under any of the foregoing or related laws.
“Unaudited Financial Statements” has the meaning set forth in Section 3.7(a).
“Unresolved Claims” has the meaning set forth in Section 8.6(b).
“Voxeo Europe” means Voxeo Europe Ltd. “Voxeo Labs” means Voxeo Labs, Inc., a Delaware corporation.
2.Interpretation.
When reference is made in this Agreement to an Article, Exhibit or a Section, such reference shall be to an Article, Exhibit or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” When reference is made herein to the business of any Person being conducted in the “ordinary course,” such reference means the conduct of such Person's business operations in the ordinary course, consistent with past customs and practices. When used herein, “dollar” or “$” means the U.S. dollar. “Made available,” “provided,” “furnished” and words of similar import means the posting by or on behalf of the Company of materials to a virtual data room managed by Broker and made accessible to Parent or the Parent Representatives (the “Dataroom”), or the physical delivery by or on behalf of the Company (including delivery by email or other electronic means) of such materials to Parent or the Parent Representatives, in each case, prior to the date hereof.

ArticleIII
ArticleIVTHE MERGER
1.The Merger.
At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company (the “Merger”), the separate existence of Merger Sub shall cease and the Company shall continue as the surviving company. The Company, as the surviving company after the Merger, is hereinafter sometimes referred to as the “Surviving Company.”
2.Effective Time; Closing.
Upon the terms and subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger in substantially the form attached hereto as Exhibit C (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing and acceptance by the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company and Parent prior to the Closing and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable on or after the execution and delivery of this Agreement by each of the parties hereto, but in any event no later than three (3) Business Days after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that are waiver or, which by their terms, are to be satisfied on the Closing Date), or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”). The closing of the Merger (the “Closing”) shall take place on the Closing Date at the offices of Morris, Manning & Martin, LLP, 1600 Atlanta Financial Center, 3343 Peachtree Road, N.E., Atlanta, Georgia 30326.
3.Effect of the Merger.
(a)    General. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all of the debts, liabilities, obligations, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Company.
(b)    Officers and Directors.
(i)    At the Effective Time, the members of the Board of Directors of Merger Sub immediately prior to the Effective Time shall be appointed as the initial directors of the Surviving Company immediately after the Effective Time, until their earlier resignation or removal or until their respective successors are duly elected or appointed and qualified.
(ii)    At the Effective Time, the officers of the Company immediately prior to the Effective Time shall be appointed as the initial officers of the Surviving Company immediately after the Effective Time, until their earlier resignation or removal or until their respective successors are duly appointed.

4.Certificate of Incorporation and Bylaws of Surviving Company.
(a)Certificate of Incorporation. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the Certificate of Incorporation of the Surviving Company shall be amended and restated to read the same as the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and such Certificate of Incorporation; provided, however, that as of the Effective Time, the Certificate of Incorporation shall provide that the name of the Surviving Company is “Voxeo Corporation”.
(b)Bylaws. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the bylaws of the Surviving Company shall be amended and restated to read the same as the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL, the Certificate of Incorporation of the Surviving Company and such bylaws; provided, however, that all references in such bylaws to the name of Merger Sub shall be amended to refer to “Voxeo Corporation.”
5.Effect of Merger on the Capital Stock of the Constituent Corporations.
(a)Effect on Company Capital Stock. Upon the terms and subject to the conditions of this Agreement, including this Section 2.5 and the escrow provisions set forth in Article VIII, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the Representative or the Company Stockholders, each share of:
(i)Company Preferred Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares and shares of Company Capital Stock to be cancelled pursuant to Section 2.5(b)) will be cancelled and extinguished and be converted automatically into the right to receive cash in an amount per share equal to the Series A Preference Amount plus the Per Share Consideration (collectively, the “Preferred Stock Closing Consideration”) plus the right to receive the such holders' Pro Rata Portion of the Note Payments, if any, payable pursuant to Section 2.9; and
(ii)Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares and shares of Company Capital Stock to be cancelled pursuant to Section 2.5(b)) will be cancelled and extinguished and be converted automatically into the right to receive cash in an amount per share equal to the Per Share Consideration (the “Common Closing Consideration”), plus the right to receive the such holders' Pro Rata Portion of the Note Payments, if any, payable pursuant to Section 2.9 hereof.
The Preferred Stock Closing Consideration and the Common Closing Consideration shall be payable without interest as set forth in Section 2.7, upon surrender of the Certificate representing such shares of Company Capital Stock in a manner provided in Section 2.10 (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit in the manner provided in Letter of Transmittal); provided that each Company Stockholder's Pro Rata Portion of the Escrow Amount with respect to such shares shall be withheld at the Effective Time and deposited with the Escrow Agent in accordance with Sections 2.7(a)(i) and 2.7(b), with each such Company Stockholder having a contingent right to receive such amount to the extent released from escrow for the benefit of the Company Securityholders. For purposes of calculating the amount of cash issuable to each Company Stockholder pursuant to this Section 2.5(a), all Company Capital Stock held by each Company Stockholder shall be aggregated, and the aggregate amount of cash issuable to each Company Stockholder shall be rounded (up or down) to the nearest whole cent.
(b)Cancellation of Treasury and Parent-Owned Shares. Notwithstanding the provisions of Section 2.5(a) above, each share of Company Capital Stock held by the Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned Subsidiary of the Company or of Parent immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and without any additional consideration therefor.
(c)Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Company. Each certificate evidencing shares of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall evidence ownership of such shares of capital stock of the Surviving Company.

6.Treatment of Company Options and Company Warrants.
(a)As soon as practicable following the date hereof, pursuant to the terms and provisions of Section 12(c) of the Voxeo Corporation 2007 Incentive Stock Plan (the “2007 Plan”), each holder of one or more Company Options issued under the 2007 Plan (the “2007 Plan Options”) shall be notified in writing or electronically that, contingent upon the Closing, (i) such holder's 2007 Plan Options shall become fully vested and exercisable, (ii) such holder has the right to either (A) exercise such holder's 2007 Plan Options by executing and delivering an exercise agreement in the form included with the 2007 Plan (the “2007 Plan Exercise Agreement”) or (B) accept the Option Consideration without interest thereon in cancellation of such 2007 Plan Options by executing and delivering an option cancellation agreement in a form reasonably acceptable to Parent and the Company, which will contain provisions that such Option holder agrees to be bound by the obligations in the Merger Agreement (the “Option Cancellation Agreement”), (iii) such holder shall be given a period of at least fifteen (15) days following delivery of such notice to execute and deliver a 2007 Plan Exercise Agreement or an Option Cancellation Agreement, and (iv) such holder's 2007 Plan Option shall terminate no earlier than the fifteen (15) day period following delivery of such notice (the “2007 Plan Notice Period”), and the Company shall take all necessary action so that such notifications occur and any such 2007 Plan Options which have not been exercised pursuant to a 2007 Plan Exercise Agreement or cancelled pursuant to an Option Cancellation Agreement shall be cancelled immediately and without payment thereon prior to Effective Time by virtue of the Merger and the terms and provisions of the 2007 Plan.
(b)Prior to the Effective Time, pursuant to Section 11.1(c) of the Voxeo Corporation 2012 Stock Incentive Plan (the “2012 Plan”), each holder of one or more Company Options issued under the 2012 Plan (the “2012 Plan Options”) shall be notified in writing or electronically that, contingent upon the Closing, (i) such holder's 2012 Plan Options shall become fully vested and exercisable, (ii) such holder has the right to either (A) exercise such holder's 2012 Plan Options by executing and delivering an exercise agreement in a form reasonably acceptable to Parent and the Company, which will include provisions that such Option holder agrees to be bound by obligations set forth in the Merger Agreement (the “2012 Plan Exercise Agreement”) or (B) accept the Option Consideration without interest thereon in cancellation of such 2012 Plan Options by executing and delivering an Option Cancellation Agreement, (iii) such holder shall be given a period of at least fifteen (15) days following delivery of such notice to execute and deliver a 2012 Plan Exercise Agreement or an Option Cancellation Agreement, and (iv) such holder's 2012 Plan Option shall terminate no earlier than the fifteen (15) day period following delivery of such notice (the “2012 Plan Notice Period”), and the Company shall take all necessary action so that such notifications occur and any such 2012 Plan Options which have not been exercised pursuant to a 2012 Plan Exercise Agreement or cancelled pursuant to an Option Cancellation Agreement shall be cancelled immediately and without payment thereon prior to Effective Time by virtue of the Merger and the terms and provisions of the 2012 Plan.
(c)Notwithstanding anything to the contrary set forth in this Section 2, with respect to a Company Option holder that executes an Option Cancellation Agreement, each such Company Option holder's Pro Rata Portion of the Escrow Amount shall be withheld at the Effective Time and deposited with the Escrow Agent and each holder of a 2012 Plan Option shall have a contingent right to receive such holder's Pro Rata Portion of the Escrow Amount deposited with the Escrow Agent in accordance with Sections 2.7(a)(i) and 2.7(b) to the extent released from escrow for the benefit of the Company Securityholders.
(d)Each Company Option shall be cancelled and extinguished and shall cease to be exercisable for the purchase of shares of Company Common Stock no later than the Effective Time, by virtue of the of the Merger and by virtue of the actions taken above, and without any action on the part of the holder. The Company shall, prior to the Effective Time, take all necessary actions (including adopting any necessary resolutions of the Company Board and/or a committee of the Company Board or providing all required notices and obtaining any required consents) to ensure that all outstanding Company Options are treated as provided for in this Section 2.6, and that no holder of any such Company Option shall have any rights thereafter with respect thereto except as expressly provided in this Section 2.6.
(e)At the Effective Time, each outstanding Company Warrant, by virtue of the Merger and without any action on the part of the holder, shall automatically be cancelled and terminate in accordance with its terms without the right to receive any consideration therefor. The Company shall, prior to the Effective Time, take all necessary actions (including adopting any necessary resolutions of the Company Board and/or a committee of the Company Board or providing all required notices and obtaining any required consents) to ensure that all outstanding Company Warrants are treated as provided for in this Section 2.6, and that no holder of any such Company Warrants shall have any rights thereafter with respect thereto except as expressly provided in this Section 2.6.

(f)Payments under this Agreement which are delayed beyond the Closing are intended to satisfy the requirements of Treasury Regulations Section 1.409A-3(i)(5)(iv)(A), applicable to transaction-based compensation that is payable on account of the consummation of a change in ownership or effective control of the Company that satisfies the definition in Treasury Regulations Section 1.409A-3(i)(5)(i), and the execution of this Agreement is not intended to cause the Options to be classified as nonqualified deferred compensation plans under Section 409A of the Code. The Company and Parent shall make all payments under this agreement in a manner which satisfies Treasury Regulations Section 1.409A-3(i)(5)(iv)(A).
7.Payments at Closing.
At least two (2) Business Days prior to the Closing, the Company shall prepare and deliver to Parent a closing statement (the “Closing Statement”), which shall, in accordance with Section 6.6, set forth (among other things) the calculations of the Closing Consideration, the Preferred Stock Closing Consideration, the Common Closing Consideration, the Option Closing Consideration and the Per Share Consideration and a schedule of the applicable payment(s) to each Person receiving payments pursuant to this Section 2.7.
(a)At the Closing, Parent (without duplication) will:
(i)deliver or cause to be delivered to the Escrow Account, by wire transfer of immediately available funds, the Escrow Amount which shall be managed and paid out by the Escrow Agent in accordance with the terms of the Escrow Agreement and this Agreement;
(ii)on behalf of the Company, pay or cause to be paid to the Lender and the other creditors identified on Schedule 6.7(a), by wire transfer of immediately available funds, amounts equal to the Payoff Amounts;
(iii)on behalf of the Company, pay or cause to be paid to the persons specified in the Qivox Agreements, by wire transfer of immediately available funds, amounts equal to the such person's applicable Qivox Payment;
(iv)on behalf of the Company, pay or cause to be paid to such account or accounts as the Company specifies in the Closing Statement the aggregate amount of all Transaction Expenses and all unpaid Financing Reimbursement Amounts;
(v)deliver or cause to be delivered to the Company, for distribution in accordance with its normal payroll practices, the aggregate Option Closing Consideration for payment to the applicable holders of In-the-Money Company Options less the amount of Option Closing Consideration to be paid into the Escrow Account pursuant to Section 2.6(a) above; and
(vi)subject to Section 2.10, deliver or cause to be delivered to the Paying Agent the remainder of the aggregate amount of cash payable to each Company Securityholder (pursuant to Section 2.5(a) and as set forth in the Closing Statement) by wire transfer of immediately available funds.
.
(b)The Escrow Amount shall be withheld at the Closing from the Closing Consideration payable to the Company Stockholders in respect of Company Common Stock pursuant to Section 2.5(a) and the holders of 2012 Company Options in accordance with Section 2.6(c) in accordance with their respective Pro Rata Portions. The parties hereto agree that, for Tax reporting purposes only, Parent shall be deemed to be the owner of any cash in the Escrow Account, and that all interest on or other taxable income, if any (“Parent Escrow Interest”), earned from the investment of such cash shall be treated for Tax purposes as earned by Parent. At the end of each calendar quarter and at the termination of the Escrow Account, as applicable, the Escrow Agent shall distribute to Parent an amount equal to 41% of the Parent Escrow Interest for such calendar quarter.
8.Closing Consideration Adjustment.
The Closing Consideration shall be adjusted upward or downward, on a dollar-for-dollar basis, as set forth below:
(a)Pursuant to Section 6.6, not less than two (2) Business Days prior to the Closing, the Company shall deliver to Parent a certificate (the “Estimated Net Working Capital Certificate”), which will contain the Company's good faith estimate of the Net Working Capital (calculated in accordance with the Net Working Capital Schedule as of the close of business on the day immediately preceding the Closing Date (the “Estimated Net Working Capital”), which Estimated Net Working Capital Certificate shall be delivered after good faith consultation with Parent regarding the calculations therein. To the extent that (y) the Estimated Net Working Capital exceeds the Target Net Working Capital, the Closing Consideration shall be increased by the amount by which the Estimated

Net Working Capital exceeds the Target Net Working Capital or (z) the Estimated Net Working Capital is less than the Target Net Working Capital, the Closing Consideration shall be decreased by the amount by which Estimated Net Working Capital is less than Target Net Working Capital.
(b)Not later than 5:00 p.m., Eastern time, on the day that is sixty (60) days after the Closing Date, Parent shall prepare and deliver to the Representative a certificate (the “Parent Certificate”) providing (i) an unaudited balance sheet as of the close of business on the day immediately preceding the Closing Date (the “Closing Balance Sheet”), (ii) Parent's calculations, based on the Closing Balance Sheet, of Net Working Capital (the “Net Working Capital Calculation”) and (iii) the amount, if any, by which the Net Working Capital Calculation is less than or greater than the Estimated Net Working Capital (“Net Working Capital Adjustment Calculation”). Parent's determination of the Net Working Capital Calculation and the Net Working Capital Adjustment, shall be prepared in accordance with the Net Working Capital Schedule. The Net Working Capital Adjustment Calculation will include reasonable detail of the calculation and a description of the reasons for ývariations from the Estimated Working Capital, if any.ý Additionally, during the thirty (30) day period following delivery of the Parent Certificate, Parent shall promptly provide to the Representative all of the Company's books and records (including financial records and supporting documents) and reasonable access to employees of Parent and the Company, in each case relating to the calculation of the Net Working Capital Calculation, as the Representative may reasonably request for the sole purpose of verifying the Parent Certificate (the “Net Working Capital Supporting Documentation”).
(c)On or prior to 5:00 p.m., Eastern time on the day that is thirty (30) days following Parent's delivery of the Parent Certificate, the Representative may give Parent written notice stating in reasonable detail the Representative's objections, including the specific amount and items in dispute together with the basis for each such dispute (an “Objection Notice”) to Parent's determination of the Net Working Capital Calculation and the Net Working Capital Adjustment Calculation (which dispute or objection shall be solely based on whether the Net Working Capital Calculation and the Net Working Capital Adjustment Calculation were calculated and determined in accordance with the terms of this Agreement or contained any mathematical errors); provided that such thirty (30) day period shall be extended by the amount of any material delay in Parent's provision of the Net Working Capital Supporting Documentation to the extent required by the last sentence of Section 2.8(b). If the Representative does not give Parent an Objection Notice within such thirty (30) day period (or such extended period as set forth in the immediately preceding sentence), then the Closing Balance Sheet, the Net Working Capital Calculation and the Net Working Capital Adjustment Calculation as determined by Parent in the Parent Certificate will be conclusive and binding upon Parent, the Representative and the Company Securityholders, and will constitute the final determination of the Net Working Capital Calculation and the Net Working Capital Adjustment Calculation for purposes of this Section 2.8.
(d)Following Parent's receipt of any Objection Notice, the Representative and Parent shall attempt to negotiate to resolve such dispute for a period of thirty (30) days. In the event that the Representative and Parent fail to agree on any of the Representative's proposed adjustments set forth in the Objection Notice within such thirty (30) day period, the Representative and Parent agree to engage a mutually agreed nationally-recognized accounting firm (the “Accounting Firm”), and shall use their commercially reasonable efforts to cause the Accounting Firm to make its final determination of the Net Working Capital Calculation and the Net Working Capital Adjustment Calculation, in accordance with the terms of this Agreement, within the thirty (30) day period immediately following such engagement (which determination shall be solely based on whether the Net Working Capital Calculation and the Net Working Capital Adjustment Calculation were calculated and determined in accordance with the terms of this Agreement or contained any mathematical errors, and the Accounting Firm shall be instructed not to conduct an independent or de novo review). Parent and the Representative each shall provide the Accounting Firm with its respective determinations of the Net Working Capital Calculation and the Net Working Capital Adjustment Calculation, as well as all supporting documentation reasonably required by the Accounting Firm. The Accounting Firm shall render a written decision as to each disputed matter set forth in the Objection Notice, including a statement in reasonable detail of the basis for its decision. The determination of Net Working Capital and the Net Working Capital Adjustment Calculation by the Accounting Firm shall be final and binding on the Parent, the Representative and the Company Securityholders. The fees and expenses of the Accounting Firm shall be allocated between Parent and the Representative (solely on behalf of the Company Securityholders) so that the Representative shall be responsible for that portion of the fees and expenses equal to such fees and expenses multiplied by a fraction, the numerator of which is the aggregate dollar value of issues in dispute submitted to the Accounting Firm that are resolved in a manner further from the position submitted to the Accounting Firm by the Representative and closer to the position submitted to the Accounting Firm by Parent (as finally determined by the Accounting Firm), and the denominator of which is the total dollar value of the issues in dispute so submitted, and Parent shall be responsible for the remainder of such fees and expenses. Any portion of the Accounting Firm's fees and expenses payable hereunder by the Representative shall be paid from the Representative Escrow Funds and, if such Representative Escrow Funds are not sufficient, from the Indemnification Escrow Fund. The Representative shall not direct the Escrow Agent to distribute more than $200,000 of the Representative Escrow Funds until the final determination of the Net Working Capital Calculation and the Net Working Capital Adjustment Calculation pursuant to Section 2.8(c).
(e)Upon the final determination of the Net Working Capital Calculation and the Net Working Capital Adjustment Calculation pursuant to Section 2.8(c) (in the event there is no Objection Notice) or Section 2.8(d) (in the event there is a validly submitted Objection Notice), if such final determinations results in:
(i)    a surplus then (A) Parent shall pay to the Company Securityholders (in accordance with their Pro Rata Portions) an amount equal to such surplus and (B) Parent and the Representative shall instruct the Escrow Agent to release the entire amount of the Net Working Capital Funds to the Company Securityholders (in accordance with their respective Pro Rata Portions);
(ii)    a deficit (expressed as a positive number) that is less than the amount of the Net Working Capital Escrow Funds, then Parent and the Representative shall instruct the Escrow Agent to pay from the Net Working Capital Escrow Funds (A) to Parent an amount (expressed as a positive number) equal to such deficit and (B) to the Company Securityholders an amount equal to the remaining Net Working Capital Escrow Funds (in accordance with their Pro Rata Portions); or
(iii)    a deficit (expressed as a positive number) that is greater than the amount of the Net Working Capital Escrow Funds, then Parent and the Representative shall instruct the Escrow Agent to (A) pay to Parent all of the Net Working Capital Escrow Funds and (B) pay to Parent from the Indemnification Escrow Funds to Parent an amount equal to the amount by which such deficit (expressed as a positive number) exceeds the amount of the Net Working Capital Escrow Funds.
(f)Any payment required to be made under Section 2.8(e) shall be made within five (5) Business Days of the final determination of the Net Working Capital Calculation and the Net Working Capital Adjustment Calculation and the Parent and the Representative shall deliver to the Escrow Agent joint written instructions to effect such payments.
(g)Notwithstanding anything to the contrary set forth in this Section 2.8, in the event that Parent fails to deliver the Parent Certificate to the Representative (i) that includes Parent's determination of: the Closing Balance Sheet, Net Working Capital Calculation and Net Working Capital Adjustment Calculation and (ii) the Net Working Capital Supporting Documents, in each case, as required by the Parent Certificate and within the sixty (60) day period set forth in Section 2.8(b), Parent and the Company shall instruct the Escrow Agent to release the entire amount of the Net Working Capital Escrow Funds to the Company Securityholders (in accordance with their Pro Rata Portions) and Parent's sole source of recovery for a Net Working Capital deficit shall be the Indemnification Escrow Funds. Any payments to be made under this Section 2.8 to the holders of Company Options or Company Common Stock issued pursuant to the exercise of Company Options (in accordance with their Pro Rata Portions) shall be delivered to the Company for distribution in accordance with its normal payroll practices, including applicable withholding.
9.Note Payments.
(a)Subject to the terms set forth in this Section 2.9, following the Closing and as additional consideration for the Company Securities, Parent shall pay (or cause the Company to pay) via check or wire transfer of immediately available funds within five (5) Business Days following receipt of such amounts to each Company Securityholder in proportion to such Company Securityholder's Pro Rata Portion all amounts actually received by the Company or its Affiliates from Voxeo Labs under the Labs Notes, less any applicable withholdings pursuant to Section 2.10(f) and net of any Taxes payable by the Company or its Affiliates in respect of such amounts received (each, together with a payment by the Note Escrow Agent to the Company Securityholders in the event of the transfer of the Labs Notes to the Note Escrow Agent in accordance with Section 2.9(c), a “Note Payment”).
(b)All payments made under this Section 2.9 shall, to the extent permitted by applicable law, be treated for all income Tax purposes as adjustments to the Merger Consideration. No Party shall take any position on any Tax Return, or before any Governmental Authority, that is inconsistent with such treatment unless otherwise required by any applicable Law.
(c)Prior to the Closing, the Company may (i) transfer the Labs Notes in its sole and absolute discretion to a third-party escrow agent (the “Notes Escrow Agent”) pursuant to an escrow agreement with terms reasonably acceptable to the Company and Parent (the “Note Escrow Agreement”) (provided that the form of Note Escrow Agreement previously provided to Parent shall be deemed acceptable) providing for the distribution of any principal or interest payment under the Labs Notes to the Company Securityholders and the payment of any and all applicable Tax withholdings and (ii) appoint (in its sole and absolute discretion) Jonathan Taylor, RJ Burnham and Mark Morrissette to serve as the initial members of a committee to act on behalf of the Company Securityholders with respect to the Labs Notes (the “Notes Committee”), with Mark Morrissette serving as the initial Note Representative (the “Notes Representative”), for and on behalf of each of the Notes Committee and the Company Securityholders, with full power and authority (subject to the limitations set forth in the Notes Escrow Agreement) to represent the Notes Committee and each Company Securityholder and such Company Securityholder's successors and assigns with respect to all matters arising under the Notes Escrow Agreement and the Labs Notes. In the event of the transfer of the Labs Notes with the Notes Escrow Agent, the Company shall not have any further rights or obligations with respect thereto under Section 2.9(a) above. Any fees or expenses of the Note Escrow Agent, the Notes Committee or the Notes Representative shall, to the extent not paid prior to the Closing or otherwise accounted for in the calculation of Closing Consideration, constitute “Transaction Expenses” for purposes of this Agreement.
10.Surrender of Certificates.
(a)Paying Agent. Deutsche Bank National Trust Company shall serve as the paying agent (the “Paying Agent”) for the Merger. Parent shall solely be responsible for all fees and expenses of the Paying Agent. At or prior to the Closing, Parent, the Company and the Paying Agent shall enter into a Paying Agent Agreement in a form reasonably acceptable to the parties thereto (the “Paying Agent Agreement”).
(b)Parent to Provide Cash. On the Closing Date, Parent shall deliver (i) to the Paying Agent for exchange in accordance with this Article II cash in the aggregate amount equal to that portion of the Closing Consideration payable pursuant to Section 2.5(a) hereof in exchange for outstanding shares of Company Capital Stock; (ii) to the Company for exchange in accordance with this Article II cash in the aggregate amount equal to that portion of the Option Closing Consideration payable pursuant to Section 2.6 hereof for the cancellation of 2012 Company Options; and (iii) the Escrow Amount to the Escrow Agent.
(c)Letter of Transmittal.
(i)Within five (5) Business Days following the Closing Date, Paying Agent shall distribute to each Company Stockholder a letter of transmittal in the form attached hereto as Exhibit D (each, a “Letter of Transmittal”), and such Company Stockholder shall be required to deliver an executed Letter of Transmittal together with its certificates representing Company Capital Stock (the “Certificates”) to Paying Agent for payment in accordance with Section 2.7(a). Paying Agent shall deliver to each Company Stockholder who so delivers the Letter of Transmittal, and cause to be issued without interest, the consideration payable in respect of such shares of Company Capital Stock in accordance with Section 2.7(a) promptly upon receipt of an executed Letter of Transmittal and Certificates from such Company Stockholder and the Certificates so surrendered shall forthwith be cancelled. Until so surrendered, outstanding Certificates shall be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the consideration payable in respect of such shares of Company Capital Stock in accordance with Section 2.7(a).
(d)Payments with Respect to Unsurrendered Company Capital Stock; No Liability. Neither Parent nor the Surviving Company shall be liable to any Company Securityholder for any consideration delivered in respect of any share of Company Capital Stock or Company Options to a public official pursuant to any abandoned property, escheat or other similar law.
(e)Transfers of Ownership. If the payment of the consideration payable in respect of shares of Company Capital Stock in accordance with Section 2.5(a) is to be paid to a Person other than the Person in whose name the Certificates surrendered in exchange therefor are registered, it will be a condition of payment that the Certificates so surrendered be properly endorsed and otherwise in proper form for transfer (including without limitation, if requested by Paying Agent, a medallion guarantee), and that the Persons requesting such payment will have paid to Paying Agent any transfer or other Taxes required by reason of the payment of such consideration to a Person other than the registered holder of the Certificates surrendered, or established to the satisfaction of Paying Agent or any agent designated by it that such Tax has been paid or is not applicable.

(f)Withholding for Payment of Taxes. Parent, Company, the Surviving Company, Paying Agent or the Escrow Agent, or anyone acting on their behalf, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, including without limitation Sections 2.6, 2.7 and 2.9, and the Escrow Agreement to any Company Securityholder unless Paying Agent or the Company has received from such holder an exemption from such withholding Tax in respect of each such payment to Parent's and Paying Agent's reasonable satisfaction, such amounts as the Company is required to deduct and withhold with respect to the making of any such payment under any applicable Tax Law. To the extent that amounts are so withheld by Parent, Company, the Surviving Company, the Paying Agent or the Escrow Agent, or anyone acting on their behalf, and paid to the proper taxing authority pursuant to any applicable Tax Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Parent, Company, the Surviving Company, the Paying Agent or the Escrow Agent, or anyone acting on their behalf, as applicable. Parent, Company, the Surviving Company, the Paying Agent or the Escrow Agent, or anyone acting on their behalf, as the case may be, shall give written notice to each such Person of any such withholding, and shall further promptly provide any such Person any additional documentation required for such Person's Tax filings, as may be reasonably be requested by such Person.
(g)Adjustments. If during the period from the date of this Agreement through the Effective Time, any change in the outstanding shares of Company Capital Stock or securities convertible or exchangeable into or exercisable for shares of Company Capital Stock, shall occur by reason of any reclassification, recapitalization, split or combination, exchange or readjustment of shares of Company Capital Stock, or any similar transaction, or any dividend thereon with a record date during such period, the consideration payable in respect of such shares shall be appropriately adjusted to reflect such change.
11.Escrow Agreement.
Prior to the Closing, the Representative and Parent shall enter into an Escrow Agreement with the Escrow Agent substantially in the form of Exhibit E, subject to any administrative changes as may be required by the Escrow Agent (the “Escrow Agreement”).
12.Taking of Necessary Action; Further Action.
If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will take all such lawful and necessary action.
13.Dissenting Shares.
Notwithstanding anything in this Agreement to the contrary, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and has properly demanded dissenters' rights in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration. At the Effective Time, holders of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided under Section 262 of the DGCL. All Dissenting Shares held by Company Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights under such Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for the right to receive the cash amount provided for in Section 2.5(a), as of the Effective Time, without any interest thereon, upon surrender, in the manner provided in Section 2.10, of the Certificate or Certificates that formerly evidenced such Dissenting Shares. The Company shall (a) serve prompt notice to Parent of any demands under such Section 262 of the DGCL and attempted withdrawals of such notices or demands and (b) give Parent the opportunity to participate in and direct all negotiations, petitions and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

ArticleV
ArticleVIREPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Parent that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing Date, except as set forth herein or in the disclosure schedule delivered by the Company to Parent (the “Company Disclosure Schedule”).

1.Organization and Qualification; Subsidiaries.
(a)Each of the Company and its Subsidiaries (i) is a legal entity duly organized, validly existing and in good standing (where such concept is applicable) under the Laws of the jurisdiction of its organization, (ii) has the requisite organizational power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification or license necessary, except, in the case of clause (iii), where the failure to be so qualified or licensed or in good standing would not have or would not reasonably be expected to have a Company Material Adverse Effect.
(b)Other than as set forth on Section 3.1(b) to the Company Disclosure Schedule, the Company has no Subsidiaries. Except as set forth on Section 3.1(b) of the Company Disclosure Schedule, the Company, either directly or indirectly through one or more Subsidiaries, owns all of the equity interests in each Subsidiary. Except as set forth on Section 3.1(b) of the Company Disclosure Schedule, and for the Company's direct or indirect ownership of Equity Interests of its Subsidiaries, neither the Company nor any other member of the Company Group owns or controls, or has ever owned or controlled, directly or indirectly, Equity Interests in any Person.
2.Organizational Documents.
The Company has made available to Parent complete and correct copies as of the date hereof of the Restated Charter and bylaws of the Company (collectively, the “Company Charter Documents”) and the equivalent organizational documents of each of its Subsidiaries, in each case, as modified, amended or restated as of the date hereof, and such Company Charter Documents and the equivalent organizational documents of each of its Subsidiaries are in full force and effect. The Company is not in violation of any of the provisions of its applicable Company Charter Documents, and none of its Subsidiaries is in violation of any of the provisions of its applicable equivalent organizational documents. The Company has made available to Parent complete and correct copies of the minute books containing records of all proceedings, consents, actions and meetings of the Company Board, committees of the Company Board and Company Stockholders and copies of the minute books containing all proceedings, actions and meetings of the board of directors (or other governing body), each committee thereof and the equity holders of each Subsidiary; copies of the Company's and each Subsidiary's stock ledger, journal and other records reflecting all the Company stock and Subsidiary stock or equity issuances and transfers and all the Company Option grants and agreements of the Company and each of its Subsidiaries.
3.Authorization of Agreement.
(a)The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, and, subject to receipt of the Company Stockholder Approval and the Company Approvals, to perform its obligations hereunder and to consummate the Transactions. Without limiting the generality of the foregoing, the Company Board, at a meeting duly called and held or by written consent in lieu of a meeting, (i) determined that the Merger is fair and in the best interests of the Company and the Company Stockholders, (ii) approved this Agreement and declared its advisability in accordance with the provisions of the DGCL, and (iii) directed that this Agreement be submitted to the Company Stockholders for their adoption and resolved to recommend that the Company Stockholders vote in favor of the adoption of this Agreement. Subject to the foregoing, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action and, except as contemplated by this Agreement, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors' rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at Law or under applicable legal codes).
(b)The affirmative vote or consent of Company Stockholders holding (i) at least a majority of the outstanding shares of Company Capital Stock, voting together as a single class on an as-converted basis, and (ii) and at least sixty percent (60%) of the outstanding shares of Company Preferred Stock voting as a separate class, are the only votes of the holders of any class or series of shares of Company Capital Stock necessary to approve and adopt this Agreement and approve the Merger (such affirmative vote, whether at a meeting of Company Stockholders, however called, or in connection with any written consent of Company Stockholders, shall herein be referred to as the “Company Stockholder Approval”).
4.Capitalization.
(a)The authorized capital stock of the Company consists of (i) 31,000,000 shares of common stock, $0.01 par value per share, of the Company (the “Company Common Stock”), (ii) 2,865,238 shares of Company Preferred Stock designated as “Series A Preferred Stock”, $0.01 par value per share (the “Company Preferred Stock”, together with the Company Common Stock, collectively, the “Company Capital Stock”), of which 23,204,185 shares of Company Common Stock and 2,865,238 shares of the Company Preferred Stock, are issued and outstanding as of the date hereof. No other capital stock of the Company is authorized, issued or outstanding. Section 3.4(a) of the Company Disclosure Schedule sets forth a complete and accurate list of the Company Stockholders and the number and class of shares held by such Company Stockholder, in each case as of the date hereof.
(b)Except for the 2007 Plan and the 2012 Plan (collectively, the “Option Plans”) and the Company Warrants (defined below), the Company does not have or maintain any stock option plan or other similar plan providing for equity compensation of any Person. The Company has reserved 3,000,000 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company and its Subsidiaries upon the exercise of options to purchase Company Common Stock (“Company Options”), of which (i) 1,996,585 shares of Company Common Stock are issuable, as of the date of this Agreement, upon the exercise of outstanding, unexercised Company Options; (ii) 625,034 shares of Company Common Stock were issued as a result of the exercise of Company Options; and (iii) 378,381 shares of Company Options are unissued. The Company has reserved 256,838 shares of Company Common Stock for issuance upon the exercise of outstanding warrants to purchase Company Common Stock (“Company Warrants”). Schedule 3.4(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all holders of (x) Company Options, indicating the number of Company Options held by each Person as of the date hereof, and identifies which Company Options are vested and exercisable as of the date hereof, and the exercise price for each such Company Option and (y) Company Warrants, indicating the number of shares of Company Common Stock subject to each Company Warrant and the exercise price for each such Company Warrant.
(c)All of the issued and outstanding shares of Company Capital Stock are, and all shares of Company Common Stock issuable upon exercise of the Company Options and Company Warrants, upon issuance on the terms and conditions specified in the Company Option or Company Warrant pursuant to which they are issuable will be, duly authorized, validly issued, fully paid and nonassessable and have not been and will not be issued in violation of any preemptive rights. Except for the Company Options and Company Warrants and except as set forth in Section 3.4(c) of the Company Disclosure Schedule, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or any of its Subsidiaries or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as contemplated by this Agreement or as set forth on Section 3.4(c) of the Company Disclosure Schedule, there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company.
5.No Conflict; Required Filings and Consents.
(a)Assuming that the Company Approvals have been obtained and that the filings and notifications described in Section 3.5(b) have been made, the execution and delivery by the Company of this Agreement and the Transaction Documents to which it is a party does not, and the consummation of the Transactions will not (i) conflict with or violate the Company Charter Documents or the equivalent organizational documents of any of its Subsidiaries, (ii) conflict with or violate any Laws applicable to the Company or any of its Subsidiaries or by which any of their respective assets or properties is bound or subject or (iii) result in any material breach of or constitute a material default (or an event that with or without notice or lapse of time or both would become a breach of or constitute a default) under, or give to others any rights of termination, acceleration or cancellation of, or require payment under, or result in the creation of a Lien on any of the material properties or assets of the Company or any of its Subsidiaries pursuant to, any Material Contracts or (iv) require the Company to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any Governmental Authority (the “Company Governmental Approvals”), except for (y) the filing of the Certificate of Merger with the Delaware Secretary of State or (z) compliance with and filings, notices, permits, authorizations, consents and approvals that may be required under any Competition Laws.
(b)The execution and delivery of this Agreement by the Company does not, and consummation of the Transactions will not, require the Company or any of its Subsidiaries to obtain any consent, approval, waiver or authorization of, or to make any notification to, any third Person other than as may be required under Contracts that are not Material Contracts (collectively, and together with the Company Governmental Approvals, the “Company Approvals”), except for the Company Approvals set forth on Section 3.5(b) of the Company Disclosure Schedule .
6.Permits; Compliance.
Except as set forth in Section 3.6 of the Company Disclosure Schedule, each of the Company and its Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease, maintain and operate its properties and to carry on its Business (collectively, the “Permits”). Except as set forth in Section 3.6 of the Company Disclosure Schedule, there is no action, proceeding or investigation pending or, to the Knowledge of the Company, threatened that has resulted in or after notice or lapse of time or both could reasonably be expected to result in, revocation, suspension, adverse modification, non-renewal, impairment, restriction, termination or cancellation of, or order of forfeiture or substantial fine with respect to, any Permit. Except as set forth in Section 3.6 of the Company Disclosure Schedule, the Company and each of its Subsidiaries have complied in all material respects and will be as of the Closing in compliance in all material respects with all applicable Laws.
7.Financial Statements; Undisclosed Liabilities.
(a)Included in Section 3.7(a) of the Company Disclosure Schedule are the true and complete copies of the (i) annual audited consolidated financial statements consisting of (A) the annual audited consolidated balance sheets of the Company Group as of December 31, 2012 (the “Most Recent Audited Financial Statements Date”) and December 31, 2011, and the related annual consolidated statements of income and cash flows for each of the fiscal years then ended (including in each case the notes or other supplementary information thereto) (collectively, the “Audited Financial Statements”) and (ii)(A) the unaudited consolidated balance sheet of the Company (the “Balance Sheet”) as of March 31, 2013 (such date, the “Balance Sheet Date”) and (B) the related unaudited and consolidated statements of income and cash flows for the three month period then ended (the “Unaudited Financial Statements,” and together with the Audited Financial Statements, the “Financial Statements”). All of the Financial Statements (x) have been prepared from and are consistent and in accordance with the books and records of the Company Group (which are in turn accurate and complete in all material respects), (y) have been prepared in accordance with GAAP applied by the Company on a consistent basis throughout the periods covered; provided, however, that the Balance Sheet is subject to normal and recurring year-end adjustments (which adjustments will not be material individually or in the aggregate), and (z) fairly present in all material respects the consolidated financial condition of the Company Group as of the respective dates therein indicated and the consolidated results of operations and cash flows of the Company Group for the respective periods therein specified.
(b)Except as set forth in Section 3.7(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any Liabilities other than (i) those set forth in the Balance Sheet, (ii) those incurred in the ordinary course of the Business (none of which is for a breach of contract, tort or violation of Law) and (iii) those incurred by the Company Group in connection with the execution of this Agreement.
(c)Section 3.7(c) of the Company Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company and its Subsidiaries maintain accounts and the names of all persons authorized to draw thereon or make withdrawals therefrom.
(d)Section 3.7(d) of the Company Disclosure Schedule accurately lists all Debt of the Company Group, including, for each item of Debt, the agreement governing the Debt and the interest rate, maturity date and any assets or properties securing such Debt.
8.Absence of Certain Changes or Events.
Since the Balance Sheet Date, (i) the Company and each of its Subsidiaries have carried on their Business in all material respects in the ordinary course in accordance with the procedures and practices in effect on the Balance Sheet Date, and (ii) there has been no Company Material Adverse Effect. Without limiting the foregoing, and except as set forth on Section 3.8 of the Company Disclosure Schedule, since the Balance Sheet Date, there has not been with respect to Company or any of its Subsidiaries:
(a)any Liability incurred other than in the ordinary course of business, consistent with past practice, or any borrowing of monies or incurrence of or becoming subject to Debt or other long-term Liabilities, in each case, in excess of $50,000 in the aggregate;
(b)any making of any loan, advance or capital contribution to, guarantee for the benefit of, or investment in, any Person other than loans to Voxeo Labs pursuant to the Labs Notes and any travel loans or advances made in the ordinary course of business, consistent with past practice, in each case which do not exceed $50,000 in the aggregate;
(c)any acquisition, sale or transfer of any tangible or intangible asset of Company or any of its Subsidiaries for which the consideration is greater than $50,000 (other than the sale or nonexclusive license of Products to its customers in the ordinary course of business consistent with past practice));
(d)any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise) of (i) any corporation, partnership or other business organization or (ii) any assets material to the Business from any other Person (in each case, for which consideration paid was more than $50,000 and excluding ordinary course purchases of goods, products and off-the-shelf Intellectual Property);
(e)any capital contributions or investments in any Person (other than the Company or any direct or indirect wholly-owned Subsidiary of the Company);
(f)any material damage, destruction or loss, whether or not covered by insurance, affecting its assets, properties or business;
(g)any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect to any securities of the Company or combination or recapitalization of any securities of the Company or any direct or indirect redemption, purchase or other acquisition by the Company of its securities, or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities;
(h)any change in the Company's authorized or issued capital stock, or issued any notes, bonds or other debt securities or securities convertible or exercisable into or exchangeable for any capital stock, or any warrants, options or other rights to acquire any capital stock;
(i)any entry into, amendment of, or relinquishment, termination or nonrenewal of any Material Contract or other right or obligation, or any other material change in any material business practice, other than in the ordinary course of business, consistent with past practice;
(j)any payment, discharge or satisfaction of any Lien or Liability, other than in the ordinary course of business, consistent with past practice, or any prepayment of any amount of Debt or subjecting of any portion of its properties or material assets to any Lien (other than a Permitted Lien);
(k)except licenses in the ordinary course of business, consistent with past practice, any sale, disposition, transfer or license to any Person of any rights to Company Intellectual Property or any acquisition or license from any Person of any Intellectual Property or any sale, disposition, transfer or providing of any copy of any Company Source Code to any Person;
(l)except in the ordinary course of business, consistent with past practice, any capital expenditures or commitments therefor with respect to the Company or any of its Subsidiaries in an amount in excess of $50,000 in the aggregate;
(m)any known waiver or release of any right or claim of the Company, in each case, in excess of $50,000;
(n)any material changes to any insurance coverage or policies;
(o)any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practice, any discount, accommodation or other material concession made other than in the ordinary course of business, consistent with past practice, in order to accelerate or induce the collection of any receivable;
(p)any material change in the manner in which it extends discounts, credit or warranties to its customers or otherwise deals with its customers;
(q)any amendment to the certificate of incorporation or bylaws of the Company;
(r)any material labor dispute or any claim of unfair labor practices;

(s)except as required by law, any grant of any rights to severance benefits, “stay pay” or termination pay to any director, officer or other employee of the Company (other than under agreements, if any, for which Parent or the Company will not be obligated following the Closing) or increased benefits payable or potentially payable to any such director, officer or other employee of the Company under any previously existing severance benefits, “stay-pay” or termination pay arrangements (in each case, other than grants or increases for which Parent or the Company will not be obligated following the Closing);
(t)except in the ordinary course of business, consistent with past practice, any material modification of or promise to materially modify the benefits payable, or to become payable, to any of its directors, officers or employees, or any increase in the compensation (including severance and equity compensation) payable, or to become payable, to any of its directors, officers or employees, any material bonus payment or arrangement made to or with any of such directors, officers or employees, or, to the Knowledge of the Company, any entrance into any transaction with an Insider; or
(u)any entrance into any agreement or commitment to take any of the actions set forth in the preceding clauses (a) through (t) of this Section 3.8.
9.Litigation.
Except as set forth in Section 3.9 of the Company Disclosure Schedule, there is no claim, action, suit, proceeding or arbitration pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their assets or properties, and neither the Company nor any of its Subsidiaries is subject to any judgment, order, writ, injunction, decree or award of, or any settlement agreement with, any Governmental Authority or arbitration tribunal (an “Order”). The Company and its Subsidiaries are in compliance with each Order to which any of the Company or its Subsidiaries are subject.
10.Employee Benefit Plans.
(a)Section 3.10(a) of the Company Disclosure Schedule lists all Employee Plans that the Company sponsors or maintains, or to which the Company contributes or is obligated to contribute, or under which the Company has or may have any Liability, or which benefits any current or former employee, director, consultant or independent contractor of the Company or the beneficiaries or dependents of any such Person (each, a “Company Plan”). With respect to each Company Plan, the Company has made available to Parent complete copies of each of the following: (i) if the plan has been reduced to writing, the plan document together with all amendments thereto, (ii) if the plan has not been reduced to writing, a written summary of all material plan terms, (iii) if applicable, the most recent trust agreements, custodial agreements, insurance policies or contracts, administrative agreements and similar agreements, and investment management or investment advisory agreements, (iv) if applicable, the most recent summary plan description, employee handbook or similar employee communication, (v) in the case of any plan that is intended to be qualified under Code Section 401(a), the most recent determination letter from the IRS and any related correspondence, and any pending request for determination with respect to the plan's qualification, (vi) in the case of any plan for which Forms 5500 are required to be filed, the three most recently filed Forms 5500, and (vii) any notices, letters or other correspondence from the IRS or the Department of Labor relating to such Company Plan.
(b)Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company (during the period such entity has been a Subsidiary of the Company) has ever maintained a plan subject to Title IV of ERISA or Code Section 412, including any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and no condition exists that presents a material risk to the Company of incurring a material liability under Title IV of ERISA or Section 412 or Section 430 of the Code. For purposes of this Section 3.10(b), the term “Subsidiary of the Company” shall include any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company, or that is a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.
(c)Each Company Plan that is intended to be qualified under Code Section 401(a) has received a favorable determination or opinion letter from the IRS as to its qualified status or is within the remedial amendment period (as defined in Section 401(b) of the Code, taking into account any pronouncements of the IRS relating to such period) for making any required change. Each Company Plan, including any associated trust or fund, has been administered in accordance with its terms and any applicable collective bargaining agreements and with applicable Laws in all material respects, and, to the Company's Knowledge, nothing has occurred with respect to any Company

Plan that has subjected or could subject the Company to a penalty under Section 502 of ERISA or to an excise tax under the Code, or that has subjected or could subject any participant in, or beneficiary of, a Company Plan to a Tax under Code Section 4973.
(d)All required contributions to, and premium payments on account of, each Company Plan have been made on a timely basis, and all such contributions not yet due have been properly accrued.
(e)There is no pending or, to the Company's Knowledge, threatened action relating to a Company Plan, other than routine claims in the ordinary course of business for benefits provided for by the Company Plans. No Company Plan is or, within the last six years, has been the subject of an examination or audit by a Governmental Authority, or is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.
(f)Except as required under Section 601 et seq. of ERISA or other Law, no Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.
(g)Each “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1) and applicable regulations) with respect to any service provider to the Company (i) complies and has been operated in compliance in all material respects with the requirements of Code Section 409A and regulations promulgated thereunder, or (ii) is exempt from compliance under the transitional provisions of Treasury Regulations §1.409A-6 and has not been “materially modified” (within the meaning of Treasury Regulations §1.409A-6(a)(4)) subsequent to October 3, 2004.
(h)Except as specifically contemplated by this Agreement or as set forth in Section 3.10(h) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement and related documents nor the consummation or performance of any of the transactions contemplated by this Agreement will (whether alone or in conjunction with any other event), result in (i) the payment to any employee of any money or other property, (ii) the forgiveness of indebtedness of any employee, (iii) the provision of any benefits or other rights of any individual, or (iv) the increase, acceleration or provision of any payments, benefits or other rights provided to or for the benefit of any employee (including the acceleration of any funding obligations), whether or not any such payment, right, benefit, increase, acceleration or provision could constitute a “parachute payment” within the meaning of Section 280G of the Code.
11.Taxes.
Except as otherwise disclosed on Section 3.11 of the Company Disclosure Schedule:
(a)Each member of the Company Group has duly and timely filed all Income Tax and other material Tax Returns required to be filed by it and each such Tax Return is true and correct in all material respects. Each member of the Company Group has paid all Taxes due from, imposed on or payable by such member of the Company Group (whether or not shown on a Tax Return). No member of the Company Group has extended the due date for the filing of any Tax Returns.
(b)Since December 31, 2009, no claim has ever been made by a Governmental Authority in a jurisdiction where any member of the Company Group does not file Tax Returns that any member of the Company Group is or may be subject to taxation by that jurisdiction.
(c)The Company has made available to Parent correct and complete copies of all Income Tax Returns for periods ending on or after December 31, 2009, and all examination reports, and statements of deficiencies asserted against, assessed against, or agreed to by any member of the Company Group since December 31, 2009 or that otherwise remain unresolved. No member of the Company Group is subject to any current, pending or, to the Knowledge of the Company, proposed or threatened Tax audit or examination, Tax claim or Tax proceeding.
(d)No member of the Company Group has waived any statute of limitations in respect of Taxes or agreed to any extension of time to assess or collect any Tax deficiency.
(e)No member of the Company Group has ever been a member of an “affiliated group” within the meaning of Code Section 1504(a) filing a consolidated federal income Tax Return or a member of any affiliated, consolidated, combined, unitary or similar state, local or foreign tax group (other than a group in which the Company is the parent of such group).

(f)No member of the Company Group is a party to nor bound by any Tax sharing or allocation or similar agreement or arrangement with respect to Taxes. No member of the Company Group is otherwise liable for Taxes of any other Person.
(g)Since December 31, 2009, each member of the Company Group has timely withheld and paid all Taxes required by any Tax Law to have been withheld and paid by it in connection with amounts paid or owing to, or allocated to, any employee, member or other Person.
(h)No member of the Company Group has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(i) of the Code.
(i)No member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign law); (iii) deferred intercompany gain or any excess loss account described in Treasury Regulation under Code Section 1502 (or any corresponding or similar provision of state, local or foreign law); (iv) installment sale made prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election under Code Section 108(i).
(j)No member of the Company Group is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign law).
(k)No member of the Company Group has any indemnity obligation for any Taxes imposed under Code Sections 4999 or 409A.
12.Properties.
(a)Except as set forth on Section 3.12(a) of the Company Disclosure Schedules, the Company and each of its Subsidiaries has good and marketable title, free and clear of all Liens, to all of the properties and assets, real and personal, tangible or intangible (in each case, that is owned by the Company and used in the Business), except for (i) Liens for Taxes or assessments and similar charges not yet due and payable or contested in good faith or (ii) mechanic's, material men's, contractor's, repairman's or similar Liens arising in the ordinary course of business (the items in clauses (i) and (ii) collectively, the “Permitted Liens”).
(b)Except as set forth in Section 3.12(b) of the Company Disclosure Schedule, all machinery, equipment and other tangible personal property owned or leased by the Company Group or used in the Company's business are (i) in generally good operating condition in all material respects, reasonable wear and tear excepted, and (ii) not in need of renewal or replacement, except for renewal or replacement in the ordinary course of business. Section 3.12(b) of the Company Disclosure Schedule identifies each parcel of real property leased by the Company or any Subsidiary. The Company has provided to Parent true, correct and complete copies of all leases, subleases and other agreements under which the Company and/or any Subsidiary uses or occupies or has the right to use or occupy any real property or facility, including all modifications, amendments and supplements thereto, and such lease, sublease or other agreement is a valid, binding and enforceable obligation of the Company, and will continue to be a valid, binding obligation of the Company and enforceable immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing (except as the foregoing may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors' rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at Law or under applicable legal codes)). Neither the Company, nor to the Company's Knowledge, any other party to such leases, subleases or other agreements, is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder, and there are no disputes, oral arguments or forebearance programs to which the Company or its Subsidiaries are a party in effect as to any lease or sublease. Except as set forth in Section 3.12(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any real property.
13.Intellectual Property and Technology.
(a)Company Intellectual Property and Technology. Except as disclosed on Section 3.13(a) of the Company Disclosure Schedule, the Company (i) owns and possesses all right, title and interest in or has adequate rights to use all Company Technology and all Company Intellectual Property Rights used in the operation of the Company's Business as currently conducted free and clear of all Liens other than Permitted Liens without any conflict with, or infringement of, the Intellectual Property Rights of others and (ii) has not licensed any of the Company Intellectual Property Rights to any third party on an exclusive basis. Except as disclosed on Section 3.13(a) of the Company Disclosure Schedule, the Company did not transfer to Labs ownership of any Intellectual Property that is material to the Business. All of the Company Intellectual Property owned by the Company is valid, subsisting and enforceable and in full force and effect. The Company has no Knowledge of any facts or circumstances that could reasonably be expected to result in the loss of any of the Company Intellectual Property Rights. Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, the transactions contemplated by this Agreement shall not impair the right, title or interest of the Company in or to any of the Company Intellectual Property Rights, and all of the Company Intellectual Property Rights shall be owned or available for use by the Company immediately after the Closing Date on terms and conditions substantially the same as those under which the Company owned or used the Company Intellectual Property Rights immediately prior to the Closing Date.
(b)Infringement. The Company has not infringed upon, diluted, misappropriated or otherwise violated and is not infringing upon, diluting, misappropriating or otherwise any Intellectual Property Rights of any Person. Except as set forth on Section 3.13(b) of the Company Disclosure Schedule, the Company has not received any written, or to the Company's Knowledge oral, charge, complaint, claim, demand, or notice alleging infringement, misappropriation, dilution or other violation of the Intellectual Property Rights of any Person. To the Company's Knowledge, except as set forth on Section 3.13(b) of the Company Disclosure Schedule no Person has or is infringing upon, diluting, misappropriating or otherwise violating any Company Intellectual Property Rights.
(c)Scheduled Intellectual Property Rights. Section 3.13(c) of the Company Disclosure Schedule identifies all patents, patent applications, registered trademarks and registered copyrights, applications for trademark and copyright registrations, registered domain names, registered design rights, and other forms of registered Intellectual Property Rights and applications therefor, owned by or exclusively licensed to the Company (collectively, the “Company Registrations”) and all computer software owned by the Company (collectively, the “Company Products”). Section 3.13(c) of the Company Disclosure Schedule also identifies each trade name, each unregistered trademark, service mark, or trade dress, and each unregistered copyright owned or licensed by the Company that, in each case, is material to the Business. For each of the Company Registrations, Section 3.13(c) of the Company Disclosure Schedule includes the following information: (i) for each patent and patent application, the title, patent number or application serial number, jurisdiction, filing date, date issued (if applicable), owner of record, and present status thereof; (ii) for each registered trademark and trademark application, the mark, application serial number or registration number, jurisdiction, filing date, registration date (if applicable), owner of record, and present status thereof; (iii) for each domain name, the registration date, any renewal date, owner of record, and name of the registrar; and (iv) for each copyright registration and copyright application, the title of the work, number and date of such registration or application, owner of record, and jurisdiction. The Company has complied in all material respects with all governmental requirements related to the prosecution, issuance and maintenance of all Company Registrations, including by making all maintenance payments when due.
(d)Technology Contracts. Section 3.13(d) of the Company Disclosure Schedule identifies under separate headings each Contract, other than Generally Available Software that has not been modified by Company or Generally Available Hardware, (i) under which the Company uses or licenses an item of Company Technology or any Company Intellectual Property Rights that any Person other than the Company owns (the “Inbound Contracts”), (ii) under which the Company has granted any Person, other than customers of the Company in the ordinary course of business consistent with past practice, any right or interest in any Company Intellectual Property Rights including any right to use any item of Company Technology (the “Outbound Contracts”), or (iii) that otherwise relates to the Company's use of or rights in the Company Technology or any Company Intellectual Property Rights (including settlement agreements and covenants not to sue, but not including contracts with employees) (such Contracts, together with the Inbound Contracts and Outbound Contracts, the “Technology Contracts”). Except as set forth in Section 3.13(d) of the Company Disclosure Schedule, and except as provided in the Inbound Contracts, the Company owes no royalties or other payments to any Person for the use of any Intellectual Property Rights or Technology.
(e)Title to Company Technology and Company Intellectual Property Rights. Except as disclosed on Section 3.13(e) of the Company Disclosure Schedule:
(i)    with respect to (A) each item of Company Technology and Company Intellectual Property Rights owned by the Company, and (B) all Company Technology and Company Intellectual Property Rights

licensed to the Company (except for license agreements of Generally Available Software), there is no action (including any opposition, interference, or re-examination) that is pending or, to the Company's Knowledge, threatened that challenges the legality, validity, enforceability, use, or ownership of such right or item;
(ii)    the Company has taken all actions reasonably necessary to maintain and protect all of the Company Intellectual Property Rights and Company Technology;
(iii)    the Company owns, leases, licenses, or otherwise has the legal right to use all software systems, servers, sites, circuits, networks, interfaces, platforms, computers, hardware, databases, cable, networking, call centers, equipment and all other technology or infrastructure assets or services (“Company Business Systems”) that are used in the current operations of the Business. Such Company Business Systems are sufficient for the immediate needs of the Company's Business as it is currently conducted. The Company has purchased a sufficient number of seat licenses for the Company Business Systems for purposes of its immediate needs. The Company maintains commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, and such plans and procedures have been proven effective upon testing in all material respects, and, during the last twelve (12) months, there has not been any material failure, of which the Company had Knowledge with respect to any of the Company Business Systems that has not been remedied or replaced in all material respects;
(iv)    the Company has taken commercially reasonable actions to protect the security and integrity of the Company Business Systems and the data stored or contained therein or transmitted thereby including, without limitation, procedures designed to prevent unauthorized access and the introduction of a virus and the taking and storing on-site and off-site of back-up copies of critical data. Except as disclosed on Section 3.13(e)(iv) of the Company Disclosure Schedule, during the past eighteen (18) months, there have been no unauthorized intrusions or breaches of the security of the Company Business Systems.
(f)Confidentiality and Invention Assignments.
(i)    The Company has maintained commercially reasonable practices to protect the confidentiality of its confidential information, trade secrets or other confidential Intellectual Property of the Company and, all employees and other Persons with access to its confidential information are required to execute, and have executed, Contracts requiring them to maintain the confidentiality of such information and use such information only for the benefit of the Company;
(ii)    The Company has and enforces a policy requiring its employees, independent contractors and consultants to agree to protect the confidential information of the Company during their relationship with the Company and for a reasonable period of time thereafter and to assign to the Company all Intellectual Property authored, developed or otherwise created by such employee, independent contractor or consultant in the course of his, her, or its employment or other relationship with the Company, and to the Company's Knowledge, no employee, independent contractor or consultant is in violation thereof. The Company's policy is to require employees, independent contractors and consultants to execute the applicable form agreements prior to, or concurrently with, commencement of their respective employment or engagement with the Company.
(g)Data Privacy. The Company is, and for the last three (3) years has been, in substantial compliance with (i) all applicable data protection or privacy laws governing the collection or use of personal information and (ii) any privacy policies or related policies, programs or other notices that concern the Company's collection or use of personal information.
(h)Open Source Software. Other than as listed on Section 3.13(h) of the Company Disclosure Schedule: (i) the Company Products, including, to the Company's Knowledge, any embedded or integrated third party software, does not contain any open source, public source or freeware software, and (ii) the sale or licensing of the Company Products is not subject to the terms of the GNU general public license, limited general public license or any other “copyleft” license that purports to (A) require, or condition the use or distribution of, or access to, such software on, the disclosure, licensing, or distribution of, or access to, source code, (B) restrict one's ability to charge for distribution of software or (C) otherwise impose any limitation, restriction, or condition on the right or ability of the Company to use, license, sell or distribute any software other than requirements to include copyright notices or attributions or similar non-copyleft provisions.
(i)Source Code Disclosure. Except as listed on Section 3.13(i) of the Company Disclosure Schedule, the Company has not disclosed, delivered, licensed or otherwise made available, and the Company does not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any Company Source Code for any Company Products to any Person who is not, as of the date of this Agreement, an employee of Company.
(j)Absence of Defects. Except as set forth on Section 3.13(j) of the Company Disclosure Schedule, there are no defects in any of the Company Products that could reasonably be expected to prevent such Company Products from performing substantially in accordance with the Company's specifications and, there are no viruses, worms, Trojan horses or similar disabling codes or programs in any of the Company Products.
(k)Third Party Developments.    Except as listed on Section 3.13(k) of the Company Disclosure Schedule or in order to fulfill its customary support and maintenance duties for customers, the Company is not under any obligation, whether written or otherwise, to develop any Intellectual Property including any elements of any Company Products for any third party (including any customer or end user).
(l)Standard Setting Organizations.     The Company is a member of organizations that develop, prepare or promulgate industry standards.
(m)No funding. No funding, facilities or personnel of any governmental or regulatory authority, agency, court, commission or other entity, domestic or foreign (collectively, “Governmental Entity”), university, college, other academic institution or research center, were used to develop or create, in whole or in part, any Company Intellectual Property Rights, and no Governmental Entity, university, college, other academic institution or research center, has any claim or right of an ownership or financial nature in or to any Company Intellectual Property Rights.
14.Certain Contracts.
(a)Section 3.14(a) of the Company Disclosure Schedule contains a complete and accurate list, as of the date hereof, of each of the following Contracts of any type (other than employment related agreements set forth on Section 3.10 or Section 3.13 of the Company Disclosure Schedule), to which any member of the Company Group is a party and has remaining obligations, copies of each of which have been made available to Parent:
(i)any Contract (or group of related Contracts) requiring payments by or to the Company Group in excess of $100,000 annually;
(ii)any Contract or commitment (or group of related Contracts or commitments) to make a capital expenditure or to purchase or sell a capital asset in excess of $100,000 individually by or on behalf of the Company or any of its Subsidiaries;
(iii)any bond, indenture, note, loan or credit agreement or other Contract relating to the borrowing of money or to the guarantee or assumption of the obligations of any other Person for borrowed money or under which it has imposed a Lien on any of its material assets, tangible or intangible, except for any Permitted Liens;
(iv)any Contract limiting or restricting the freedom of the Company or any of its Subsidiaries to engage in any line of business;
(v)any lease or similar agreement under which the Company or any of its Subsidiaries is the lessor of, or makes available for use by any third Person, any tangible personal property owned by the Company or any of its Subsidiaries, in each case for an annual rent in excess of $100,000 individually;
(vi)any lease pursuant to which the Company or its Subsidiaries leases any real property;
(vii)any joint venture, partnership or other ownership arrangements or agreements (but excluding referral, alliance and similar agreements (or group of related referrals, alliances or agreements) requiring payments by or to the Company Group of less than $100,000 annually);
(viii)any outstanding loan, advance or investment by the Company or any of its Subsidiaries to any Person other than travel loans or advances made in the ordinary course of business, consistent with past practice;
(ix)any Contract for the employment of any individual on a full-time or part-time basis providing base annual compensation at a rate in excess of $100,000 during the year ended December 31, 2012;
(x)severance, “stay pay” or termination agreement with any officer or other employee of the Company or its Subsidiaries; and
(xi)any Contract for the acquisition of any operating business or the capital stock of any other person.

(b)Each Contract of any type or form required to be set forth in Sections 3.10, 3.13 and 3.14(a) of the Company Disclosure Schedule (or, in each case, any subsection thereof), whether or not set forth in such

Schedules, is referred to herein as a “Material Contract.” With respect to each Material Contract: (i) as of the date hereof, such Material Contract is in full force and effect and is valid and enforceable against the Company or the applicable Subsidiary in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors' rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at law or under applicable legal codes); (ii) neither the Company nor any of its Subsidiaries is in material breach or default thereof, nor has the Company or any of its Subsidiaries received written notice that the Company or any of its Subsidiaries is in material breach or default thereof; and (iii) no event has occurred which, with notice, or lapse of time or both, would constitute a breach or default thereof by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto or would permit termination, modification, or acceleration thereof by any other party thereto and no party thereto has repudiated any such contract.
15.Environmental, Health and Safety.
The Company and its Subsidiaries have complied in all material respects with all applicable Laws of Governmental Authorities concerning the environment, public health and safety, and employee health and safety, and no claim, action, suit, litigation, proceeding or investigation has been filed or commenced against the Company or any of its Subsidiaries alleging any failure to comply with any such Laws, except as would not have or would not reasonably be expected to have a Company Material Adverse Effect.
16.Insurance.
Each insurance policy now held by the Company or any of its Subsidiaries (collectively, the “Insurance Policies”) is set forth on Section 3.16 of the Company Disclosure Schedule, together with the name of the insurer, the type of policy or bond, the coverage amount and any applicable deductible. All premiums due and payable under all such Insurance Policies have been timely paid. The Company and each of its Subsidiaries are in compliance in all material respects with the terms of its Insurance Policies, all such Insurance Policies are in full force and effect and are sufficient to comply with any insurance requirements contained in any Material Contracts to which the Company or any of its Subsidiaries is a party. The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of the Insurance Policies. There is no claim pending under any insurance policy as to which coverage has been questioned, denied, disputed by the underwriters of such Insurance Policy.
17.Certain Transactions and Agreements.
Except as set forth on Section 3.17 of the Company Disclosure Schedule, none of the officers, directors, stockholders holding at least 5% of the outstanding voting shares of the Company or any of its Subsidiaries (during the period such entity has been a Subsidiary of the Company) or, to the Knowledge of the Company, any individual related by marriage or adoption to any such person or any entity in which any such person owns any beneficial interest (other than through ownership of less than 1% of the outstanding voting shares of any corporation whose stock is publicly traded or shares of a mutual fund) (collectively, the “Insiders”) (a) has any direct or indirect ownership in, or any employment or consulting agreement with, any firm, partnership, entity or corporation that competes or does business with the Company or any of its Subsidiaries (except with respect to any interest of less than 1% of the outstanding voting shares of any corporation whose stock is publicly traded), (b) is directly or indirectly interested in any Material Contract, except for compensation for services as a director, officer or employee of the Company or any of its Subsidiaries as set forth on Section 3.14 of the Company Disclosure Schedule and except for the Labs Notes, (c) has any interest in any property, real or personal, tangible or intangible, used in the Company's business, except for the rights of a Company Stockholder, or (d) has or had, either directly or indirectly, a material interest in any Person that purchases from or sells, licenses or furnishes to the Company or any of its Subsidiaries any goods, property, technology or intellectual or other property rights or services other than as a director or officer, or ownership of capital stock of Voxeo Labs.
18.Customers and Suppliers.
(a)Except as set forth on Section 3.18(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any outstanding or has had, since January 1, 2012, any material dispute concerning its goods and/or services with any customer who, in the twelve (12) months ended December 31, 2012, was one of the ten (10) largest sources of revenue for the Company and its Subsidiaries (taken as a whole), based on amounts paid to the Company or its Subsidiaries (in the case of the Subsidiaries measured during the time such entity was a subsidiary of the Company) (each, a “Significant Customer”). Each Significant Customer is listed on Section 3.18(a) of the Company Disclosure Schedule. Except as set forth on Section 3.18(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received a written notice (or, to the Company's Knowledge, any oral notice) from any Significant Customer that such customer (i) intends to terminate or materially and adversely to the Company modify existing Contracts with the Company or its Subsidiaries or materially reduce the rate or volume or amount paid to the Company or its Subsidiaries for products and services or (ii) plans to seek to purchase the products and services provided by the Company or its Subsidiaries from any other supplier or vendor not currently providing such products and services to such customer or convert any exclusive or single-source purchasing arrangement or relationship between such customer and the Company or its Subsidiaries into a non-exclusive or multi-source arrangement or relationship. Except as set forth on Section 3.18(a) of the Company Disclosure Schedule, the Company and its Subsidiaries have no agreement with any current or former customer that limits the Company's or its Subsidiaries' ability to sell its products and services to any other customer in any geographic area.
(b)Except as set forth on Section 3.18(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any outstanding or has had, since January 1, 2012, any material dispute concerning goods and/or services provided by any supplier who, in the twelve (12) months ended December 31, 2012, was one of the ten (10) largest suppliers of goods and/or services to the Company and its Subsidiaries (taken as a whole), based on amounts paid to the Company or its Subsidiaries (in the case of the Subsidiaries measured during the time such entity was a subsidiary of the Company) (each, a “Significant Supplier”). Each Significant Supplier is listed on Section 3.18(b) of the Company Disclosure Schedule. Except as set forth on Section 3.18(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received a written notice (or, to the Company's Knowledge, any oral notice) from any Significant Supplier that such supplier intends to terminate or materially and adversely to the Company modify existing Contracts with the Company or such Subsidiary or stop or materially reduce the rate of supplying goods and/or services to the Company and its Subsidiaries.
19.Certain Payments.
Since January 1, 2011, neither the Company nor any of its Subsidiaries, nor, to the Company's Knowledge, any director, officer, Affiliate or employee thereof, has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of a government official or employee that relates to the business of the Company, to any (a) governmental official or employee, (b) political party or candidate thereof, or (c) other Person, while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof.
20.Brokers.
Except for the Broker, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
21.Sufficiency of Assets.
The assets of the Company and its Subsidiaries constitute all of the material assets and services used by the Company and its Subsidiaries in operating the Business as it is currently operated, and will enable the Company and its Subsidiaries to operate the Business in the same manner as operated prior to the Closing.

ArticleVII
ArticleVIIIREPRESENTATIONS AND WARRANTIES OF ASPECT HOLDINGS, PARENT AND MERGER SUB.
Aspect Holdings, Parent and Merger Sub hereby represent and warrant, jointly and severally, to the Company that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date.
1.Organization and Qualification; Ownership and Interim Operations of Merger Sub.
Each of Aspect Holdings, Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of Delaware or, in the case of Aspect Holdings, its relevant jurisdiction of organization. Merger Sub is wholly-owned by Parent, was formed solely for the purpose of engaging in the Transactions, has no

Liabilities other than those contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
2.Authorization of Agreement.
Each of Aspect Holdings, Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of Aspect Holdings, Parent and Merger Sub and the consummation by each of Aspect Holdings, Parent and Merger Sub of the Transactions have been duly authorized by all necessary action, and no other proceedings on the part of Aspect Holdings, Parent and Merger Sub are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by Aspect Holdings, Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company and the Representative, constitutes the legal, valid and binding obligation of Aspect Holdings, Parent and Merger Sub, enforceable against Aspect Holdings, Parent and Merger Sub in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors' rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at law or under applicable legal codes).
3.No Conflict; Required Filings and Consents.
The execution and delivery by each of Aspect Holdings, Parent and Merger Sub of this Agreement and the Transaction Documents to which it is a party does not, and the consummation of the Transactions will not (a) conflict with or violate the certificate of incorporation and bylaws or other equivalent organizational documents, in each case as amended or restated, of Aspect Holdings, Parent and Merger Sub, (b) conflict with or violate any Laws applicable to Aspect Holdings, Parent or Merger Sub or by which any of their respective assets or properties is bound or subject, (c) result in any material breach of or constitute a material default (or an event that with or without notice or lapse of time or both would become a breach or constitute a default) under, or give to others any rights of termination, acceleration or cancellation of, or require payment under, or result in the creation of a Lien (other than Permitted Liens) on any of the material properties or assets of Aspect Holdings, Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Aspect Holdings, Parent or Merger Sub is a party or by or to which any of them or any of their respective assets or properties is bound or subject, except for such breach or default which would have or reasonably be expected to have a Parent Material Adverse Effect or (d) require Aspect Holdings, Parent or Merger Sub to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any Governmental Authority or third Person, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State or (ii) compliance with and filings, notices, permits, authorizations, consents and approvals that may be required under any Competition Laws.
4.Financial Ability.
(a)Parent has previously delivered to the Company (a) a true and correct copy of a binding Note Purchase Agreement dated as of June 21, 2013 (the “Note Purchase Agreement”) from the purchaser identified therein (the “Note Purchaser”), providing the terms and conditions upon which the Note Purchaser has agreed to purchase certain of Parent's Senior Second Lien Notes (the “Notes Financing”) and (b) a true and correct copy of a binding Incremental Facility Amendment, dated as of July 3, 2013, by and among Parent, certain of Parent's Affiliates, the Lenders party thereto (the “Incremental First-Lien Lenders” and, together with the Note Purchaser, the “Financing Sources”) and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Incremental First-Lien Agreement”) providing the terms and conditions upon which the Incremental First-Lien Lenders have agreed to provide incremental debt financing to Parent (the “Incremental First-Lien Financing” and, together with the Notes Financing, the “Financing”). The Note Purchase Agreement and the Incremental First-Lien Agreement have been duly authorized and executed by Parent and, to the knowledge of Parent, by the Note Purchaser and the Incremental First-Lien Lenders, respectively, are in full force and effect and are enforceable against the Parent as of the date hereof, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors' rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at law or under applicable legal codes). The obligations of the Note Purchaser and the Incremental First-Lien Lenders to fund the Notes Financing and the Incremental First-Lien Financing, respectively, under the Note Purchase Agreement and the Incremental First-Lien Agreement, respectively, are not subject to any condition which is not set forth expressly in the Note Purchase Agreement or the Incremental First-Lien Agreement, respectively, and the execution, delivery and performance by Parent thereunder, including the issuance of debt or equity contemplated thereby, do not require the Parent or its Affiliates to obtain any consent, approval, waiver or authorization or other agreement from any third party. As of the date hereof, (i) no event has occurred which, with or without notice, lapse of time or both would constitute a default or breach by Parent or, to the knowledge of Parent, by the Note Purchaser or the Incremental First-Lien Lenders, as applicable, under any term or condition (including, representations, warranties, covenants and agreements) of the Note Purchase Agreement or the Incremental First-Lien Agreement, (ii) Parent does not have any reason to expect that the conditions included in the Note Purchase Agreement or the Incremental First-Lien Agreement will not be timely satisfied before the Closing or that the representations and warranties of the parties thereto will not continue to be true and correct as of the Closing Date (or the date on which all conditions set forth herein are satisfied) and (iii) there are no other agreements, side letters, or arrangements relating to the Note Purchase Agreement or the Incremental First-Lien Agreement that could affect the availability of the Notes Financing or Incremental First-Lien Financing. Parent has fully paid any and all commitment fees or other fees required to be paid by the Note Purchase Agreement or the Incremental First-Lien Agreement to be paid on or before the date of this Agreement. The Parent and Merger Sub acknowledge and agree that, subject to Section 9.3(b) and Section 10.8, their respective obligations under this Agreement and the other Transaction Agreements are not conditioned upon or affected by the funding or lack of funding under the Notes Financing or Incremental First-Lien Financing and that it is not a condition precedent to the Closing that Parent or Merger Sub obtain financing.
(b)Parent has, and at the earliest date upon which the conditions to Parent's and Merger Sub's obligations to Close the Transactions shall have been satisfied will have, assuming the consummation of the Notes Financing and the Incremental First-Lien Financing on the terms set forth in the Note Purchase Agreement and the Incremental First-Lien Agreement, respectively, immediately available funds, in cash, available lines of credit or other sources of funds, sufficient to consummate the Transactions and to pay the Merger Consideration and all other amounts payable by Parent or Merger Sub in connection with the Transactions.
5.Investment.
Parent understands that the shares of Company Capital Stock it is to acquire pursuant to this Agreement have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering. Parent is acquiring the shares of Company Capital Stock solely for Parent's account, and not with a view to the distribution thereof.
6.Brokers.
No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries for which the Company may become liable.
7.Litigation.
There is no claim, action, suit, proceeding or arbitration pending, or to Parent's knowledge, threatened against Aspect Holdings, Parent, Merger Sub or any of its or their assets, properties or rights, and none of Aspect Holdings, Parent or Merger Sub is subject to any judgment, order, writ, injunction, decree or award of, or any settlement agreement with, any Governmental Authority or arbitrational tribunal, in each case, which would adversely affect the ability of Aspect Holdings, Parent or Merger Sub to consummate the Transactions and otherwise perform their obligations thereunder.

ArticleIX
ArticleXCONDUCT PRIOR TO THE CLOSING
1.Conduct of Business.

From the date hereof until the earlier to occur of the Closing or the termination of this Agreement pursuant to Article IX, except as expressly permitted or provided for by this Agreement (including Schedule 5.1 hereto) or expressly consented to in writing by the Parent (which consent shall not be unreasonably withheld, delayed or conditioned, with respect to any actions described in Sections 5.1(l) through (o)), the Company will not
(a)cause or permit any modifications, amendments or changes to the Company Charter Documents;
(b)undertake any expenditure (including capital expenditures), transaction or commitment exceeding $50,000 (other than in the ordinary course of business consistent with past practice);
(c)pay, discharge, waive or satisfy, in an amount in excess of $50,000, any claim, right, Lien or Liability, other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practice and payments made when due;
(d)adopt or change accounting methods or practices other than as required by GAAP;
(e)make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes except as required by GAAP or applicable Laws, enter into any agreement or settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or file any Tax Return;
(f)declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable for, Company Capital Stock);
(g)issue or authorize the issuance of any other securities, including any securities in respect of, in lieu of or in substitution for, shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable for, Company Capital Stock), except for the issuance of Company Common Stock in connection with the exercise of the Company Warrants or Company Options or the conversion of the Company Preferred Stock;
(h)increase in or other change to the salary or other compensation (including equity based compensation) payable or to become payable by the Company to any of its respective officers, directors, employees or consultants (other than that which is required under the terms of the Company Plans in effect on the date hereof and changes to compensation of employees (other than executive officers) in the ordinary course of business, consistent with past practice);
(i)adopt or amend any Company Plan, or enter into any employment agreement, pay any bonus or special remuneration (cash, equity or otherwise) to any employee, or increase the salaries or wage rates or fringe benefits (cash, equity or otherwise) (including rights to severance or indemnification) of its directors, officers, employees or consultants (other than that which is required under the terms of the Company Plans in effect on the date hereof and changes to compensation of employees (other than executive officers) in the ordinary course of business, consistent with past practice);
(j)except for (i) advances to employees for travel and business expenses which do not exceed $10,000 in the aggregate (other than in the ordinary course of business consistent with past practice) and (ii) as provided in the Labs Notes, make any loan, advance or capital contribution to, guarantee for the benefit of, or investment in, any Person or purchase debt securities of any Person or amend the terms of any outstanding loan agreement;
(k)except in the ordinary course of business, consistent with past practice, incur any Liability or any borrowing of monies or incurrence of or becoming subject to Debt or other long-term Liabilities, in each case, in excess of $50,000 in the aggregate;
(l)defer the payment of any accounts payable other than in the ordinary course of business, consistent with past practice, or waive or release any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company, in each case, in excess of $50,000;
(m)make any material change in the manner in which it extends discounts, credit or warranties to its customers or otherwise deals with its customers;
(n)commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or relating to any of its business, properties or assets;

(o)enter into any Contract to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any lease agreements;
(p)(i) terminate, amend or otherwise modify (or agree to do so), violate the terms of, or make any payments resulting from agreed upon early termination of, any of the Material Contracts set forth or described in the Company Disclosure Schedule or any insurance coverage or policies or (ii) enter into any Contract that would be required to be disclosed in the Company Disclosure Schedule (except in the ordinary course of business consistent with past practice);
(q)enter into any Contract that (i) contains any “non-solicitation,” “no hire” or similar provision that restricts the Company or (ii) provides for “exclusivity,” “non-compete,” “most-favored customer” or any similar requirement or under which the Company is restricted in any respect, or under which Parent or any of its Affiliates would after the Closing be restricted in any respect, with respect to distribution, licensing, marketing, pricing, purchasing, development or manufacturing of its respective products or services;
(r)make (i) any sale, disposition, transfer or license to any Person of any rights to Company Intellectual Property other than licenses in the ordinary course of business consistent with past practice or (ii) any acquisition or license from any Person of any Intellectual Property or any sale, disposition, transfer or providing of any copy of any Company Source Code to any Person, in the case of acquisitions or licenses from third parties;
(s)make any disclosure of any confidential information of the Company to any Person other than pursuant to a written confidentiality agreement with adequate protection of the Company's confidential information; or
(t)take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (s).
2.Access and Information.
The Company shall, and the Company shall cause each of its Subsidiaries to, (a) afford to Parent and Parent's officers, directors, employees, accounting firm, consultants, legal counsel, agents, financing sources and other representatives (collectively, the “Parent Representatives”) reasonable access during normal business hours upon reasonable prior notice, to the directors, officers, employees, agents, properties, offices, customers, facilities, books and records of the Company and its Subsidiaries (provided that all such access to employees and customers shall be coordinated in advance with the Company or its designated representatives) and (b) furnish promptly to Parent and the Parent Representatives such information concerning the business, properties, Contracts, records and personnel (including, without limitation, financial, operating and other data and information) of the Company and each of its Subsidiaries as is prepared or compiled by the Company in the ordinary course of business and as may be reasonably requested from time to time by Parent. Parent shall treat all information obtained from the Company as Information (as such term is defined in the Non-Disclosure Agreement) and Parent shall continue to honor, and direct the Parent Representatives to honor, its obligations under the Non-Disclosure Agreement. Notwithstanding the foregoing, the Company shall not be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or violate any Law applicable to the Company.
3.Financing Cooperation.
(a)The Company shall, and shall cause its Subsidiaries and use commercially reasonable efforts to cause its representatives (including legal and accounting advisors) to, provide reasonable cooperation in connection with the Financing as may be reasonably requested by the Parent including (i) providing to the Financing Sources all material financing information in their possession with respect to the Company, including, but not limited to, information and projections prepared by the Company relating to the Company; (ii) making the Company's senior officers and other representatives reasonably available to the Financing Sources in connection with the Financing, to reasonably participate in due diligence sessions and to reasonably participate in presentations related to the Financing; (iii) reasonably facilitating the pledging of collateral (provided that no such pledge or security documents shall be effective until the Closing); and (iv) such other necessary actions reasonably requested by Parent in connection therewith; provided, that (y) any costs, fees and expenses attributable to any action undertaken by the Company Group or any of their representatives (including attorneys and accountants) incurred following the date hereof pursuant to or in connection with the Financing or any alternative or additional financing (which amounts shall not include allocation of employee salaries or Company overhead other than any overtime expenses of employees demonstrably related to the foregoing) (“Financing Reimbursement Amounts”), shall be at Parent's sole cost and expense, and (z) neither the Company or its Affiliates nor any of their representatives shall be required to pay any commitment or similar fee or otherwise incur any liability in connection with the Financing prior to the Closing. Parent shall promptly following written request by the Company (which request shall include reasonable, non-privileged supporting documentation) reimburse the Company for any Financing Reimbursement Amounts. Parent's obligation to pay the Company for the Financing Reimbursement Amounts shall survive any termination of this Agreement. The Company hereby consents to the use of the Company's logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or the reputation or goodwill of the Company.
(b)Notwithstanding anything to the contrary contained in this Agreement, Parent acknowledges and agrees that any and all actions undertaken by the Company Group, the Representative or any of their respective Affiliates pursuant to Section 5.3(a) are so undertaken as a mere accommodation to Parent, its Affiliates and/or Parent's financing sources, or their respective representatives, and that any such actions requested by Parent and its Affiliates or their respective representatives that may alter, modify or otherwise affect any representation, warranty, covenant or agreement contained in this Agreement shall not be deemed a breach or inaccuracy of any representation, warranty, covenant or agreement, or any failure of, or failure to satisfy, a condition set forth in this Agreement. Except in the case of fraud or willful breach by the Company of its Affiliates, Parent shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Damages actually suffered or incurred by any of the Seller Indemnified Parties, to the extent arising out of: (y) any action taken by a Company Indemnified Party at the request of Parent pursuant to Section 5.3(a) or (z) any information utilized in connection therewith (other than historical information related to the Company Group provided in writing to Parent by the Company Group specifically for use in the Financing offering materials), and this indemnification shall survive termination of this Agreement.
4.Parent Financing Activities.
(a)Parent shall use commercially reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to (i) maintain in effect the Financing and the Note Purchase Agreement and the Incremental First-Lien Agreement, (ii) satisfy on a timely basis all conditions applicable to the Financing in the Note Purchase Agreement or the Incremental First-Lien Agreement that are within the control of Parent or its Affiliates of representatives and comply with its obligations thereunder, (iii) consummate the Financing at or prior to Closing and (iv) enforce its rights under the Note Purchase Agreement or the Incremental First-Lien Agreement in the event of a breach by the financing sources that impedes or delays the Closing, including seeking specific performance of the parties thereunder. Parent shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Note Purchase Agreement or the Incremental First-Lien Agreement and/or substitute other debt or equity financing for all or any portion of the Financing from the same and/or alternative financing sources; provided, that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Note Purchase Agreement or Incremental First-Lien Agreement that amends the Financing and/or substitution of all or any portion of the Financing shall not (A) expand upon the conditions precedent or contingencies to the funding on the Closing Date of the Financing as set forth in the Note Purchase Agreement or the Incremental First-Lien Agreement or (B) prevent or impede or materially delay the consummation of the Closing and the other transactions contemplated by this Agreement or the Financing. Parent shall promptly provide to the Company copies of all executed agreements relating to the Financing and shall keep the Company reasonably informed of material developments in respect of the financing process relating thereto and shall give the Company prompt notice of any material adverse change with respect to such financing.
(b)If, notwithstanding the Parent's satisfaction of its obligations under Section 5.4(a), any of the Financing, the Note Purchase Agreement or the Incremental First-Lien Agreement expire or are terminated prior to the Closing, in whole or in part, for any reason, Parent shall (i) promptly notify the Company of such expiration or termination and (ii) use its commercially reasonable best efforts promptly to arrange for alternative financing on substantially equivalent or more favorable terms in the aggregate from the same and/or alternative financial institutions which do not, without the prior consent of the Company, include any conditions of such alternative debt financing that are more onerous than the conditions set forth in the Note Purchase Agreement and the Incremental First-Lien Agreement; provided that in no event shall the commercially reasonable best efforts of Parent required by this Section 5.4(b) be deemed or construed to require Parent to (A) pay any fees in excess of those contemplated by the Note Purchase Agreement or Incremental First-Lien Agreement or (B) agree to conditionality or economic terms of the alternative debt financing that are less favorable in the aggregate than those contemplated by the Note Purchase Agreement or Incremental First-Lien Agreement.
5.Qivox Minority Interests.
Promptly following the execution and delivery of this Agreement, the Company shall, or shall cause Voxeo Europe to, request the holders (other than Voxeo Europe) of the outstanding equity of Qivox to transfer, sell and assign their equity interest in Qivox directly to a designee of Parent (and not to Voxeo Europe) for the same price provided for in, and on substantially the same terms and conditions contemplated by, the Qivox Equity Purchase Agreement, and to execute and deliver all documents and agreements necessary or advisable for the purpose of consummating such transaction at the Closing (the “Qivox Minority Transfer”) and reasonably cooperate with Parent in facilitating the Qivox Minority Transfer. To the extent paid prior to Closing or unpaid (but included as a Current Liability), the Company's and Voxeo Europe's reasonable out-of-pocket legal fees and expenses incurred following the date of this Agreement in connection with the Qivox Minority Transfer (up to $25,000) shall be credited to the amount of the Company Group's Cash balance at Closing for purposes of calculating the Closing Consideration and, to the extent not paid prior to Closing, shall not constitute Transaction Expenses. Any amount payable by Parent or its designee pursuant to a Qivox Minority Transfer shall constitute a Qivox Payment for purposes of this Agreement.
6.Export Issues.
Prior to the Closing, the Company and its Subsidiaries shall not make any material determinations or decisions with respect to the Export Issues without first receiving the consent (which consent shall not be unreasonably withheld, conditioned or delayed) of Parent.

ArticleXI
ArticleXIIADDITIONAL AGREEMENTS
1.Appropriate Actions; Consents; Filings.
(a)The Company, Merger Sub and Parent will each cooperate with each other and use (and the Company will cause each of its Subsidiaries to use) commercially reasonable efforts (i) to take, or to cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under the Agreement, applicable Law or otherwise to consummate and make effective the Transactions, (ii) to obtain from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained and to make any filings with or notifications or submissions to any Governmental Authority required to be made by such Person in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, and (iii) to make all necessary filings, make such notices, and make any other required submissions, with respect to this Agreement, that are necessary, proper or advisable under applicable Law or otherwise are reasonably required to obtain the Company Approvals and to comply with Law.
(b)Without limiting the foregoing Section 6.1(a), the Company and Parent will make or cause to be made, as promptly as practicable, but in no event later than five (5) Business Days following the execution and delivery of this Agreement, all filings with and notices to Governmental Authorities that are necessary to obtain all authorizations, consents, expiration of waiting periods, orders and approvals for the execution and delivery of this Agreement and the consummation of the Transactions under applicable Competition Laws, including the HSR Act (the filing fees for which the Parent shall be solely responsible). The Company, Merger Sub and Parent shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing, notice or submission that is necessary under applicable Competition Law. The Company and Parent shall keep each other informed of the status of any communications with, and inquiries or requests for additional information from any Governmental Authorities and shall comply promptly with any such inquiry or request. The Company and Parent will use their respective commercially reasonable efforts to obtain any clearance required under any applicable Competition Law for the Transactions, and to request early termination thereunder, to the extent available; provided that Parent shall not be required, in connection with obtaining any license, permit, consent, approval, authorization, qualification or order of any applicable Governmental Authority, to (i) offer or agree to sell, lease, license, divest or otherwise dispose of, hold separate or in any way limit its rights in or freedom of action with respect to, any assets, product lines, categories of assets or businesses or other operations or interests therein of Parent or any of its Affiliates (including, after the Closing, the Company), (ii) entering into any Order, consent decree or other agreement necessary to effectuate the foregoing, (iii) terminating any Contract, lease, license, other legally binding agreement or other business relationship as may be required by any Governmental

Authority, (iv) agreeing to make any payment to a third party in exchange for any Consent, or (vi) except with respect to any inquiries or requests for additional information from a Governmental Authority with respect to any Competition Laws, litigating, pursuing or defending against any Proceeding (including any temporary restraining order or preliminary injunction) challenging the transactions contemplated by this Agreement as violative of any applicable Competition Law.
(c)Until the Closing, the Company will give prompt notice to Parent upon becoming aware of (i) any change, effect, occurrence, development, event or condition that will or might reasonably be expected to cause any of the representations or warranties set forth in Article III not to be true and correct at the Closing such that the conditions set forth in Sections 7.1 and 7.2 would not be satisfied, (ii) any material failure of the Company or any of its Subsidiaries to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (iii) any written notice or other written communication from any third party alleging a default or event that, with notice or lapse of time or both, would become a default, received by the Company subsequent to the date of this Agreement, under any Material Contract to which the Company or any of its Subsidiaries is a party or is subject, (iv) any written notice or written communication from any third party alleging that the consent of such third party is or may be required under any Material Contract to which the Company or any of its Subsidiaries is a party or is subject in connection with the transactions contemplated by this Agreement or (v) if the Company determines that a Company Material Adverse Effect has occurred or is reasonably expected to occur.
(d)Parent will give prompt notice to the Company upon becoming aware of (i) any change, effect, occurrence, development, event or condition that will or might reasonably be expected to cause any of the representations or warranties set forth in Article IV not to be true and correct at the Closing such that the conditions set forth in Sections 7.1 and 7.3 would not be satisfied, (ii) any material failure of Parent or Merger Sub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) if Parent determines that a Parent Material Adverse Effect has occurred or is reasonably expected to occur.
2.Confidentiality; Public Announcements.
The Company and Parent each confirms that it has entered into the Non-Disclosure Agreement and that it is bound by, and will abide by, the provisions of the Non-Disclosure Agreement, the terms of which remain in full force and effect notwithstanding the execution or termination of this Agreement pursuant to Article IX, except as expressly set forth in this Section 6.2. Effective upon, and only upon, the Closing, the Non-Disclosure Agreement shall terminate. Notwithstanding the foregoing, from the date of this Agreement until Closing or termination, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the Transactions and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the Transactions without the prior consent of Parent (in the case of the Company) or the Company (in the case of Parent and Merger Sub), except as required by applicable Law or by the rules and regulations of any applicable Governmental Authority, including the filing with the Securities and Exchange Commission of a Form 8-K by Parent relating to this Agreement. Each party will not unreasonably delay, withhold or condition approval from the others with respect to any such press release or public announcement.
3.Exclusivity.
Until the termination of this Agreement in accordance with the terms hereof, the Company and the Representative shall not, and shall cause their respective officers, directors, controlling persons, equityholders, employees, representatives, agents, advisors and Affiliates (collectively, the “Company Representatives”) not to, directly or indirectly: (a) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than Parent) concerning any Acquisition Proposal; (b) furnish any information concerning the business, properties or assets of the Company to any Person (other than Parent) in connection with an inquiry, proposal or offer for an Acquisition Proposal; or (c) engage in, continue or participate in discussions or negotiations with any party (other than Parent) concerning any inquiry, proposal or offer for an Acquisition Proposal. From and after the execution of this Agreement until the termination of this Agreement, the Company and the Representative, as the case may be, shall promptly advise Parent in writing of the receipt of any inquiry, proposal or offer for, and of any discussions, or negotiations by the Company or the Company Representatives resulting in, an Acquisition Proposal.
4.Company Stockholder Approval.
(a)Not later than two (2) Business Days after the execution of this Agreement, the Company shall use its commercially reasonable efforts to obtain the Company Stockholder Approval and to deliver to Parent a true, correct and complete copy of the Stockholder Written Consent evidencing the adoption of the Merger, this Agreement and the Transactions by the Company Stockholders constituting the Company Stockholder Approval.
(b)As soon as practicable (and in any event within five (5) Business Days) following the execution and delivery of this Agreement, the Company shall take all action reasonably necessary in accordance with this Agreement, the DGCL and the Company Charter Documents to solicit the written consent of each Company Stockholder who did not execute such consent in accordance with Section 6.4(a), and (ii) deliver to any such Company Stockholder who did not execute the Stockholder Written Consent pursuant to Section 6.4(a) a notice of approval of the Merger and the adoption of this Agreement by written consent of the Company Stockholders, which notice shall constitute the notice to Company Stockholders required by the DGCL that appraisal rights may be available to such Company Stockholders in accordance with the DGCL.
(c)Any materials to be submitted to the Company Stockholders pursuant to Section 6.4(b) above in connection with the Company's solicitation of the Company Stockholders described above or notices with respect to appraisal rights shall be subject to review and approval by Parent (which approval shall not be unreasonably withheld or delayed) and shall include information regarding the Company, the terms of the Merger, this Agreement (including the obligations set forth in Article VIII hereof and the appointment of the Representative).
(d)To the extent that any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries (each, a “Service Provider”) would be entitled to any payment or benefit (including any payment or benefit payable under any contract, agreement, or plan entered by Parent, the Company or any of its Subsidiaries and a director, officer, employee or individual independent contractor in connection with the transactions contemplated by this Agreement) in connection with the transactions contemplated by this Agreement that could constitute a “parachute payment” under Section 280G of the Code, the Company shall, prior to the Closing:
(i)use reasonable efforts to obtain a binding written waiver by such Service Provider of any such portion of such parachute payment that exceeds 2.99 times such Service Provider's “base amount” within the meaning of Section 280G(b)(3) of the Code (collectively, the “Excess Parachute Payments”) to the extent that such excess is not subsequently approved pursuant to a vote of the stockholders of the Company in accordance with the requirements of Section 280G(b)(5)(B) of the Code (the “280G Stockholder Approval Requirements”);
(ii)provide Parent with a reasonable opportunity to review and comment on any disclosure provided to the stockholders of the Company in connection with the 280G Stockholder Approval Requirements before it is distributed to such stockholders; and
(iii)hold a vote of Company Stockholders in a manner that satisfies the 280G Stockholder Approval Requirements.
(e)If such Company Stockholder vote fails to achieve the requisite approval with respect to any Service Provider, the Company shall provide to Parent the name of such Service Provider and the amounts such Service Provider has agreed to waive, if any, and no amount so waived shall be paid to any such Service Provider.
5.Employee Matters.

(a)Parent shall use commercially reasonable efforts to ensure that employees who are employed by Company Group immediately prior to the Effective Time who continue employment with Parent or the Company Group following the Effective Time shall receive credit for the purposes of eligibility to participate and vesting under any plan or other program maintained by the Company Group, as of the Effective Time for service accrued or deemed accrued prior to the Effective Time with the Company Group; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. Additionally, Parent shall (i) use commercially reasonable efforts to (A) waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions, and (B) recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Post-Transaction Employees in the calendar year in which the Closing occurs and (ii) provide such employees benefits and compensation no less favorable than those provided to employees of comparable title and duties of Parent and its Subsidiaries.
(b)Prior to the Closing Date, the Company Board shall adopt resolutions terminating the qualified retirement plans listed on Section 3.10(a) of the Company Disclosure Schedule (the “Company 401(k) Plan(s)”) effective the day prior to the Effective Time (and contingent upon the Closing), and the contents of such termination resolutions shall be subject to the Parent's review and approval.  All participants in the Company 401(k) Plan(s) shall vest 100% in their respective account balances, and the plan administrator of the Company 401(k) Plan(s) shall be authorized to take all actions necessary to effectuate participant distributions and provide for the orderly liquidation of the Company 401(k) Plan(s).
(c)Nothing herein shall (i) impede or limit Parent, Merger Sub or any of their subsidiaries from terminating any of their employees at any time for any reason or no reason, (ii) prevent the amendment or termination of any employee benefit plan, program or arrangement or (iii) interfere with Parent's or Merger Sub's right or obligation to make compensation and employee benefit changes as are necessary to conform with applicable Laws. Nothing contained in this Section 6.5, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement or create any third-party rights or any rights of any Person other than the parties to this Agreement.
6.Closing Consideration Allocation; Closing Statement.
The Company will prepare and deliver to Parent, not later than two (2) Business Days prior to the Closing Date, a draft of the Closing Statement in a form mutually agreed to by Parent and the Company. The Closing Statement will be dated as of the Closing Date and will accurately set forth, as of the Closing Date and immediately prior to the Effective Time (in addition to any other required data and information specified therein): (a) the names of all Company Stockholders, the holders of Company Warrants and holders of Company Options and their respective addresses and, where in possession of the Company, taxpayer identification numbers; (b) the number and kind of shares of Company Capital Stock held by, or subject to the Company Options and Company Warrants held by, such Persons and, in the case of outstanding shares of Company Capital Stock, the respective certificate numbers; (c) the exercise price per share in effect for each Company Option or Company Warrants; (d) the calculation of the Closing Consideration and the Per Share Amount; (e) the calculation of the applicable payment to such Person in exchange for shares of Company Capital Stock, Company Warrants or Company Options (as applicable) held by such Person (based, in each case, on the Closing Consideration; (f) each Company Securityholder's Pro Rata Portion and the interest in dollar terms of each Company Securityholder in the Indemnification Escrow Account, the Net Working Capital Escrow Account, the Regulatory Escrow Account and the Representative Escrow Account; (g) the Transaction Expenses and relevant payment information; and (h) the amount of Cash of the Company Group (determined as of the close of business on the day immediately prior to the Closing).
7.Payoff Amounts; Payoff Letters.
With respect to the Repaid Debt, the Company shall, prior to the Closing, obtain an executed payoff and lien release letter (each, a “Payoff Letter”) in a form reasonably satisfactory to Parent from the applicable counterparty, which Payoff Letters shall include: (i) the balance required to payoff all obligations arising in connection with such Repaid Debt in whole as of the Closing (including outstanding principal, all accrued and unpaid interest and the per-diem interest amount (such amount through and including the Closing Date, the “Payoff Amounts”)); (ii) a statement from each secured creditor that upon payment of the applicable Payoff Amount, any related security interests in the assets of the Company Group shall immediately be released, together with UCC-3 termination statements, as applicable, with respect to any financing statements filed against the assets of the Company or any of its Subsidiaries by the holders of such Repaid Debt, in each case in form and substance reasonably satisfactory to Parent; and (iii) wiring instructions for the payment of the Payoff Amounts.
8.Tax Matters
. The following provisions shall govern the allocation of Taxes as between the Company and the Surviving Company following the Closing Date.
(a)Return Filings. The Surviving Company shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns required to be filed after the Closing Date by or with respect to the Company. The Surviving Company shall provide the drafts of any such Tax Returns relating to a taxable period ending on or before the Closing Date to the Representative at least thirty (30) days prior to the filing due date, and the Representative may review and propose reasonable revisions to any such Tax Returns as long as such proposed revisions are provided to the Surviving Company at least five (5) days prior to the due date for filing such returns. Any such Tax Return shall be prepared and filed in a manner consistent with past practices employed by the Company with respect to the Company, unless otherwise required by applicable Law.
(b)Tax Indemnity. The Company Securityholders shall indemnify the Parent Indemnified Parties and hold them harmless from and against (i) all Taxes (or the non-payment thereof) of the Company Group for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (each such taxable period, a “Pre-Closing Tax Period”), (ii) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which any member of the Company Group (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, (iii) any and all Taxes of any Person (other than a member of the Company Group) imposed on any member of the Company Group as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing, in each case, to the extent such Tax Liability was not taken into account in the calculation of Net Working Capital as an actual reduction to the Closing Consideration, (iv) any and all Damages incurred or suffered by the Parent Indemnified Parties as a result of, arising out of or relating to, directly or indirectly, the payment of any “parachute payment” as defined in Code Section 280G made by the Company in connection with the Transactions and (iv) any Damages arising out of the UK HIP Issue.
(c)Straddle Period Determinations. In the case of any taxable year or period that includes but does not end on the Closing Date (“Straddle Period”), the amount of (i) real, personal and intangible property Taxes (“Property Taxes”) that relate to a Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (ii) all other Taxes for the Pre-Closing Tax Period shall be determined based on actual closing of the books as if such taxable period ended as of the end of the Closing Date.
(d)Transfer Taxes. Each of the Parent and the Company Security Holders shall pay one-half (1/2) of all transfer, documentary, registration, sales, use and similar Taxes incurred in connection with and as a result of the transfer or conversion of the shares of Company Capital Stock and the Merger that are not based on net income, together with any related fee, penalties, interest and additions to such Taxes (“Transfer Taxes”). Following the Closing, the Representative and Parent shall cooperate in timely preparing and filing all Tax Returns as may be required to comply with the provisions of such Tax Laws. Parent and each Company Securityholder shall use its commercially reasonable best efforts to avail itself of any available exemptions from any Transfer Taxes, and shall cooperate with the other parties in timely providing any information and documentation, including resale certificates, that may be necessary to obtain such exemptions.
9.Indemnification of Directors, Managers and Officers.
After the Closing, Parent and Merger Sub agree that, with respect to each present or former director, officer or manager of the Company Group as of the Effective Time (each, a “Company Indemnified Party”), the indemnification rights (including any rights to advancement of expenses) that such Company Indemnified Parties had immediately prior to the Effective Time, whether under the DGCL, the Company Charter Documents, any Contract between the Company Group and any Company Indemnified Party shall be assumed by and performed by the Surviving Company (and Parent hereby guarantees such obligation) and shall continue in full force and effect with respect to any claims against a Company Indemnified Party arising out of acts or omissions occurring prior to the Effective Time, except as otherwise required by applicable Law. Prior to the Effective Time, the Company shall purchase, and pay the premium in full for, a directors' and officers' liability insurance policy providing “tail” coverage (which policy may be a continuation or extension of the Company's existing directors', managers' and officers' liability insurance policy) for the Company Indemnified Parties. The provisions of this Section 6.9 are intended to be in addition to the rights otherwise available to the current officers, directors and managers of the Company Group under the DGCL, the Company Charter Documents or any Contract between the Company Group and any Company Indemnified Party, and shall operate for the benefit of, and shall be enforceable by, each of the Company Indemnified Parties, their heirs and their representatives.
10.Post-Closing Agreement with Respect to the Labs Notes. To the extent the Labs Notes are not transferred to an escrow prior to the Closing, the Parent and the Company agree that from and after the Closing, they (a) shall not, without the prior written consent of the Representative, enter into an amendment, modification, waiver, or change to either of the Labs Notes, including, any amendment, modification or change to either such note that would: (i) extend or otherwise delay the payment dates of principal, interest or fees or the maturity date under the Labs Notes, (ii) reduce the interest rate, fees, penalties or other amounts payable thereunder, (iii) forgive, cancel or otherwise reduce any amount due and owing thereunder, (iv)  add, amend, waive or otherwise modify any events of default or covenants thereunder or to make any existing events of default or covenants in the therein less restrictive, (v) assign or otherwise transfer such Labs Note or (vi) take any other action in any manner that would adversely affect the likelihood that Voxeo Labs is able to pay the amounts due thereunder and (b) use its commercially reasonable efforts (which shall not, for avoidance of doubt, require the initiation of litigation) to collect in due course all amount due and owing thereunder. The Company Securityholders shall indemnify the Buyer Indemnified Parties in respect of any Damages arising out the performance of its obligations under this Section 6.10; provided that in the event the Company has a claim against Voxeo Labs relating to such Damages, such claim shall be deemed transferred to the Representative on behalf of the Company Securityholders such that the Representative may pursue such claim (at the sole cost and expense of the Company Securityholders) against Voxeo Labs and any recovery shall inure to the Company Securityholders.
11.Guaranty of Parent' s Obligation.
Aspect Holdings will take all action necessary to cause Parent and Merger Sub to perform its obligations under this Agreement and to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement. Aspect Holdings hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Parent and Merger Sub under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertaking that are required to be performed, discharged or complied with before, at or following the Effective Time.

ArticleXIII
ArticleXIVCONDITIONS
1.Conditions to Obligations of Each Party.
The respective obligations of each party to effect the Transactions are subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived in writing by the parties hereto:
(a)No Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and has the direct effect of making the Transactions illegal or otherwise directly prohibiting consummation of the Transactions, or restrains, prohibits or limits the exercise of full rights of ownership or operation by Parent of all or any material portion of the Company or its Subsidiaries.
(b)Expiration or Termination of Competition Law Periods. All applicable waiting periods (and extensions thereof) under the HSR Act shall have expired or otherwise been terminated.
(c)Pending Actions. There shall not be pending any action, proceeding or investigation by any Governmental Authority challenging, or seeking damages in connection with, the Transactions or seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by Parent of all or any material portion of the Company or its Subsidiaries.
2.Additional Conditions to Obligations of Parent and Merger Sub.
The obligations of Parent and Merger Sub to effect the Transactions also are subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived in writing by Parent:
(a)Representations and Warranties. Each representation and warranty of the Company contained in this Agreement (i) that is qualified by materiality or Material Adverse Effect will be true and correct in all respects and (ii) that is not qualified by materiality or Company Material Adverse Effect will be true and correct in all material respects, in each case, on and as of the Closing or, in the event the Company delivers a Company Termination Notice, the date of the Company Termination Notice, with the same force and effect as if they had been made on such date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified by materiality or Company Material Adverse Effect will be true and correct in all respects, and such representations and warranties that are not qualified by materiality or Company Material Adverse Effect will be true and correct in all material respects, on and as of such specified date or dates).
(b)Agreements and Covenants. The Company shall have performed or complied in all material respects with all of its obligations, agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing or, in the event the Company delivers a Company Termination Notice, the date of the Company Termination Notice.

(c)No Material Change. There shall not have occurred or reasonably be expected to occur any Company Material Adverse Effect on or prior to the Closing Date or, in the event the Company delivers a Company Termination Notice, the date of the Company Termination Notice.
(d)Officers' Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date or, in the event the Company delivers a Company Termination Notice, the date of the Company Termination Notice, and executed by the Chief Executive Officer and the Chief Financial Officer, certifying compliance with the conditions set forth in Sections 7.2(a), (b) and (c).
(e)Company Stockholder Approval. This Agreement shall have been duly and validly adopted in compliance with the DGCL and the Company Charter Documents, each as in effect on the date of such approval and adoption, pursuant to the Stockholder Written Consent constituting the Company Stockholder Approval.
(f)Appraisal Rights. At least twenty (20) days shall have passed since the delivery of the notice of approval of the Merger and the adoption of this Agreement to the Company Stockholders pursuant to Section 6.4(b), and the holders of not more than ten percent (10%) of the Company Capital Stock on a fully diluted basis shall have demanded appraisal of their Company Capital Stock in accordance with Section 262 of the DGCL;
(g)Secretary's Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary, certifying the Company's (i) Restated Charter, (ii) bylaws of the Company, (iii) board resolutions approving the Merger and adopting this Agreement and (iv) Stockholder Written Consent approving the Merger and adopting this Agreement.
(h)Escrow Agreement. The Company shall have delivered to Parent the Escrow Agreement, dated as of the Closing Date and executed by the Representative.
(i)Payoff Letters. The Company shall have delivered to Parent the Payoff Letters and related materials described in Section 6.7(a).
(j)Closing Statements. The Company shall have delivered to Parent the Estimated Net Working Capital Certificate, the completed Net Working Capital Schedule, the Closing Expenses Certificate and the Closing Statement described in Section 6.6.
(k)Documents. Parent shall have received the written consents, assignments, waivers, authorizations or other certificates, in a form reasonably acceptable to Parent, set forth on Schedule 7.2(k) attached hereto.
(l)Good Standing Certificates. The Company shall have delivered to Parent a certificate from the Secretary of State of the States of Delaware and each other State in which the Company is qualified to do business as a foreign corporation dated within five Business Days prior to the Closing Date or, in the event the Company delivers a Company Termination Notice, the date of the Company Termination Notice, certifying that the Company is in good standing.
(m)FIRPTA Certificate. The Company shall have delivered to Parent an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h).
(n)Restrictive Covenant Agreements. The Company shall have delivered or caused to be delivered Restrictive Covenant Agreements in the forms attached hereto as Exhibit F executed by each of the Company Securityholders listed on Schedule 7.2(n) of the Company Disclosure Schedule.
(o)Labs Agreements. The Company shall have delivered the Labs Agreements executed by each of the Company and Voxeo Labs.
(p)Qivox. The Qivox Agreements shall be in full force and effect.
(q)2007 Plan Notice Period. Each of the 2007 Plan Notice Period and the 2012 Plan Notice Period shall have expired or each of the holders of Company Options shall have delivered notice of his or her intent to exercise or cancel such Company Options as provided in Section 2.6.

3.Additional Conditions to Obligations of the Company.
The obligations of the Company to effect the Transactions also are subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived in writing by the Company:
(a)Representations and Warranties. Each representation and warranty of Parent and Merger Sub set forth in this Agreement (i) that is qualified by materiality or Parent Material Adverse Effect will be true and correct in all respects and (ii) that is not qualified by materiality or Parent Material Adverse Effect will be true and correct in all material respects, in each case, on and as of the Closing with the same force and effect as if it had been made on the Closing Date (except for any such representations and warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified by materiality or Parent Material Adverse Effect will be true and correct in all respects, and such representations and warranties that are not qualified by materiality or Parent Material Adverse Effect will be true and correct in all material respects, on and as of such specified date or dates).
(b)Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all of its obligations, agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.
(c)Officers' Certificate. Parent shall have delivered to the Company and the Representative a certificate, dated as of the Closing Date and executed by a duly authorized officer of Parent, certifying compliance with the conditions set forth in Sections 7.3(a) and (b).
(d)Escrow Agreement. Parent shall have delivered to the Company the Escrow Agreement, dated as of the Closing Date and executed by Parent and the Escrow Agent.
4.Frustration of Closing Conditions.
Neither Parent nor the Company may rely on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, if such party (a) is in material breach of any of its agreements or covenants contained in this Agreement or (b) has failed to satisfy any condition set forth in this Article VII that such party was required to satisfy.

ArticleXV
ArticleXVIINDEMNIFICATION; ESCROW FUND; SURVIVAL OF
ArticleXVIIREPRESENTATIONS AND WARRANTIES
1.Indemnification by the Company Securityholders.
Subject to the terms and conditions of this Article VIII, upon the Closing of the Transactions, each of the Company Securityholders hereby, severally and not jointly, agree to indemnify, defend and hold harmless Parent and Parent's Affiliates (including, following the Closing, the Company), and their respective officers, directors, employees, agents, representatives, successors and permitted assigns (each, a “Parent Indemnified Party”) from, against and in respect of any and all Damages incurred or suffered by the Parent Indemnified Parties as a result of, arising out of or relating to, directly or indirectly:
(a)any breach or inaccuracy of any representation or warranty of the Company set forth in Article III of this Agreement or the certificate of the Company delivered at the Closing pursuant to Section 7.2(d) with the existence of such breach being determined without regard to any qualification based on “material”, “materiality” or Company Material Adverse Effect contained in any such representation or warranty (other than the representations or warranties contained in Sections 3.7(a), 3.10(a), 3.13(a), 3.17(d), the first sentence of Section 3.8 or any reference to “Material Contracts”);
(b)any amount to satisfy a negative aggregate Net Working Capital Adjustment Calculation in accordance with Section 2.8(e)(ii);
(c)the breach of any pre-Closing covenant or agreement of the Company contained in this Agreement or any post-Closing covenant of the Company Securityholders contained in Article II, Section 6.8 or this Article VIII; provided, however, that no Company Securityholder shall be liable for a breach by another Company Securityholder of any post-Closing covenant of the Company Securityholders;
(d)any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation or execution of this Agreement or the other agreements contemplated hereby or the consummation of the transactions contemplated hereby based upon any alleged agreement, arrangement or understanding between the claimant and the Company;
(e)any claims by any current or past Company Securityholder as a result of the exercise of appraisal rights (net of any amount that would otherwise have been payable hereunder to the holder of Company Capital Stock exercising appraisal rights) or any claim that the distribution of the Closing Consideration in accordance with this Agreement were not made in accordance with the certificate of incorporation of the Company;
(f)any Debt, Excess Transaction Expenses or the Qivox Payments, in each case, not paid off prior to or concurrently with the Closing or not included in the Net Working Capital Adjustment Calculation set forth in Section 2.8, without duplication, or any deficit in the amount of Cash of the Company Group at the Closing as compared to such amount set forth in the Closing Statement; and

(g)any violation or potential violation by the Company or any of its Subsidiaries of any U.S. Export Laws or any and all applicable foreign laws, regulations, and requirements regulating exports and imports to or from that foreign country, including the export or reexport of goods, services, or technology from that foreign country (for avoidance of doubt, including the Export Issues (as defined in the Disclosure Schedules), and notwithstanding any disclosure by the Company of any such violation or potential violation).
2.Indemnification by Parent.
Subject to the terms and conditions of this Article VIII, upon the Closing of the Transactions, Parent shall indemnify and hold harmless each of the Company Securityholders and each of their respective Affiliates, and the representatives, Affiliates, successors and assigns of each of the foregoing Persons (each, a “Seller Indemnified Party”), from, against and in respect of any and all Damages incurred or suffered by the Seller Indemnified Parties as a result of, arising out of or relating to, directly or indirectly:
(a)    any breach or inaccuracy of any representation or warranty of Parent or Merger Sub set forth in this Agreement or the certificate of Parent or Merger Sub delivered at the Closing pursuant to Section 7.3(c) (or the assertion by any third party of claims which, if successful, would give rise to any of the foregoing); and
(b)    the breach of any covenant or agreement of Parent or Merger Sub in this Agreement or any other agreement contemplated by this Agreement to which Parent or Merger Sub is party (or the assertion by any third party of claims which, if successful, would give rise to any of the foregoing) and the breach by the Company of the covenant set forth in Section 6.10 hereof.
3.Time for Claims; Notice of Claims.
(a)Time for Claims. The representations, warranties, covenants and agreements of the Company and Parent and Merger Sub set forth in this Agreement and the certificates delivered at Closing pursuant to Sections 7.2(d) and 7.3(c) shall survive the Closing. Notwithstanding the foregoing, no claim may be made or suit instituted seeking indemnification pursuant to Sections 8.1 or 8.2 unless a written notice is provided to the party that is or may be required to provide to the Indemnifying Party (or, following the Closing, to the Representative, in the event the Indemnifying Party is a Seller Indemnifying Party):
(i)    at any time on or prior to the expiration of the applicable statute of limitations, in the case of (A) any breach of the representations and warranties set forth in Sections 3.1 (Organization and Qualification; Subsidiaries), 3.2 (Organizational Documents), 3.3 (Authorization of Agreement), 3.4 (Capitalization), Sections 3.10 (Employee Benefit Plans) or 3.11 (Taxes), 3.20 (Brokers), 4.1 (Organization and Qualification), 4.2 (Authorization of Agreement) or 4.4 (Financial Ability), (B) Sections 8.1(b) through 8.1(f) (other than any breach of a covenant set forth in Section 5.1 of this Agreement) or Section 8.2(b) or (C) any claim or suit based upon fraud or willful breach;
(ii)    except as set forth in Sections 8.3(a)(i), at any time prior to the date that is eighteen (18) months from the Closing Date, in the case of (A) any breach of any representation or warranty in Articles III or IV of this Agreement or any breach of a covenant set forth in Section 5.1 of this Agreement or (B) any claim brought under Section 8.1(g).
Except as set forth above, all covenants or other agreements of the parties in this Agreement and in the other agreements contemplated hereby will survive the Closing indefinitely or, if shorter, in accordance with their applicable terms. Damages arising in connection with the breach of the representations and warranties of the Company contained in Sections 3.1 (Organization and Qualification; Subsidiaries), 3.2 (Organizational Documents), 3.3 (Authorization of Agreement), 3.4 (Capitalization), 3.10 (Employee Benefit Plans), 3.11 (Taxes) and 3.20 (Brokers) are referred to as “Special Damages.”
(b)Written Notice of Indemnification Claims. In the event that any Indemnified Party wishes to make a claim for indemnification under this Article VIII, the Indemnified Party shall give written notice of such claim to each Indemnifying Party (with all notices to the Company Securityholders following the Closing being given to the Representative). Any such notice shall describe the breach and other material facts and circumstances upon which such claim is based and the estimated amount of Damages involved, in each case, in reasonable detail in light of the facts then known to the Indemnified Party; provided, that no defect in the information contained in such notice from the Indemnified Party to any Indemnifying Party will relieve such Indemnifying Party from any obligation under this Article VIII, except to the extent such failure to include information actually and materially prejudices such Indemnifying Party. Notwithstanding the foregoing, no written notice of a claim shall be required under this Section 8.3(b) with respect to the Export Issues under U.S. Export Laws identified on Section 3.6 of the Company Disclosure Schedules.
4.Third Party Claims.
(a)Notice of Third Party Claims. All claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party (a “Third Party Claim”) shall be made in accordance with the procedures set forth in this Section 8.4. An Indemnified Party shall give prompt written notification to the Indemnifying Party (or, following the Closing, if a Seller Indemnifying Party is the Indemnifying Party, to the Representative, on behalf of the Indemnifying Parties), of the commencement of any action, suit or proceeding relating to a Third Party Claim for which indemnification may be sought or, if earlier, upon the written assertion of any such Third Party Claim; provided, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party or the Representative (as applicable) shall relieve such Indemnifying Party from any obligation under this Article VIII, except to the extent such delay actually prejudices the Indemnifying Party. Such notification shall include a description in reasonable detail (to the extent known by the Indemnified Party) of the facts constituting the basis for such Third Party Claim and the amount of the Damages claimed.
(b)Assumption of Defense, etc. In the event of a Third Party Claim, the Indemnifying Party or the Representative (on behalf of each Seller Indemnifying Party if such persons are the Indemnifying Parties), as applicable, if it so elects by written notice delivered to the Indemnified Party within fifteen (15) days after receiving the Indemnified Party's notice pursuant to Section 8.4(a), may elect to assume the defense of the Third Party Claim; provided that the Indemnifying Party or the Representative (on behalf of each Seller Indemnifying Party if such persons are the Indemnifying Parties)as applicable, shall only be permitted to assume such defense so long as (i) such Third Party Claim involves only monetary damages and does not seek an injunction or other equitable relief (and does not involve criminal or quasi criminal allegations or a claim to which the Indemnified Party reasonably believes an adverse determination would be detrimental to or injure the Indemnified Party's reputation or future business prospects), (ii) the Indemnifying Party or the Representative (on behalf of each Seller Indemnifying Party if such persons are the Indemnifying Parties), as applicable, provides an undertaking to the Indemnified Party accepting liability for such Third Party Claim and agrees to be responsible for all Damages arising thereunder, without regard to any limitations set forth in this Agreement and (iii) the Indemnifying Party or the Representative (on behalf of each Seller Indemnifying Party if such persons are the Indemnifying Parties), as applicable, conducts the defense of the Third Party Claim actively and diligently. The Indemnifying Party or the Representative (on behalf of each Seller Indemnifying Party if such persons are the Indemnifying Parties), as applicable, shall not compromise or settle such Third Party Claim or consent to entry of any judgment in respect thereof that (A) provides for any relief other than the payment of monetary damages or that provides for the payment of monetary damages as to which the Indemnified Party will not be indemnified in full pursuant to Section 8.1 or 8.2, as applicable, (B) does not include a complete release of the Indemnified Party from all Liability with respect to such claim and all other claims arising out of the same or similar facts and circumstances, with prejudice, or (C) that imposes any liability or obligation on the Indemnified Party, without the prior written consent of the Indemnified Party.
(c)Limitations on Indemnifying Party Control. In the event that the Indemnifying Party or the Representative (on behalf of each Seller Indemnifying Party if such persons are the Indemnifying Parties), as applicable, assumes the defense of the Third Party Claim in accordance with Section 8.4(b) above, the Indemnified Party may retain separate counsel and participate in the defense of the Third Party Claim, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party, unless the Indemnified Party shall reasonably determine that there is a material conflict of interest between or among the Indemnified Party, on the one hand, and the Indemnifying Party or the Representative (on behalf of each Seller Indemnifying Party if such persons are the Indemnifying Parties), as applicable, on the other hand, with respect to such Third Party Claim, in which case the reasonable fees and expenses of such counsel will be borne by the Indemnifying Party. The Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the of the Indemnifying Party or the Representative (on behalf of each Seller Indemnifying Party if such persons are the Indemnifying Parties), as applicable (which consent shall not be unreasonably withheld or delayed). The Indemnified Party named in such Third Party Claim will use commercially reasonable efforts to cooperate in the defense thereof and will provide reasonable access to documents, assets, properties, books, and records reasonably requested by the Indemnifying Party or the Representative (on behalf of each Seller Indemnifying Party if such persons are the Indemnifying Parties), as applicable, and material to the Third Party Claim, and will make available all officers, directors, and employees reasonably requested by the Indemnifying Party or Representative, as applicable, for investigation, depositions, and trial.
(d)Indemnified Party's Control. In the event that the Indemnifying Party or the Representative, as applicable, fails or elects not to assume the defense of the Indemnified Party against such Third Party Claim, the Indemnified Party shall have the right to undertake the defense and shall not compromise or settle such Third Party Claim or consent to entry of any judgment in respect thereof without the prior written consent of the Indemnifying Party or the Representative (on behalf of each Seller Indemnifying Party if such persons are the Indemnifying Parties), as applicable (which consent shall not be unreasonably withheld or delayed), unless the claimant and such Indemnified Party provide to the Indemnifying Party or the Representative (on behalf of each Seller Indemnified Party if such persons are the Indemnifying Parties) an unqualified release from liability of the Indemnifying Party in respect of such Third Party Claim; provided, however, that in the event the Representative or the Indemnifying Party, as applicable, fails to consent in accordance with the foregoing clause, the Indemnifying Party shall be obligated to further indemnify the Indemnified Party for the incremental fees and expenses in excess of those related to the compromise or settlement amount incurred by the Indemnified Party.
(e)Regulatory Matters.
(i)Notwithstanding anything in this Agreement to the contrary, none of the Company Securityholders or the Representative (on behalf of any Seller Indemnifying Party), shall have the right to control the defense, or consent to any compromise, settlement or consent to entry of any judgment in respect of, any claim pursuant to which indemnification is sought under Section 8.1(g) (a “Regulatory Claim”); provided, however, that, the Representative shall have the right, but not the obligation, together with legal counsel to the Representative, to consult (at reasonable times) with and receive information from Parent and the Company with respect to all Regulatory Claims, strategy for addressing the claims and material decisions concerning any Regulatory Claim and the Parent will give due consideration to any recommendations or comments from the Representative or its counsel, provided that the Representative shall have no consent right with respect to any such decisions and Parent and the Company shall have the exclusive right to make all such decisions and all final determination with respect to any Regulatory Claim, and the Representative shall sign an appropriate confidentiality and/or joint defense agreement with the Company as a condition to exercising the consultation right set forth in this paragraph (it being understood that Parent and the Company shall not be required to provide any information to which the Company has been advised by counsel may not be shared with the Representative without risk of loss of applicable privilege)
(ii)For avoidance of doubt, all reasonable costs related to the Company's defense of any Regulatory Claim, including all reasonable investigation expenses, court and other filings fees and costs, reasonable attorneys' and expert fees, and all other reasonable costs and fees to the extent reasonably attributable to the investigation, defense or settlement or other resolution of any Regulatory Claim (the “Regulatory Defense Costs”), whether of Company counsel or otherwise, shall be considered Damages indemnifiable pursuant to Section 8.1(g); provided, however, that Regulatory Defense Costs and Regulatory Damages (as defined below) shall not include allocation of employee salaries or Company overhead other than any overtime expenses of employees demonstrably related thereto.. Notwithstanding the forgoing, the Parent shall use commercially reasonable efforts (consistent with prudent industry practice) to minimize the Regulatory Defense Costs and Regulatory Damages. Further, the Representative shall have the right to challenge any Regulatory Defense Costs and Regulatory Damages to the extent it believes they are unreasonable.
(iii)The parties hereto agree that, from and after the Closing, the Company is authorized (without the separate consent of the Representative) to direct the Escrow Agent to make payments to the Company from the Regulatory Escrow Funds in the amount of any documented Damages incurred or suffered by the Parent Indemnified Parties as a result of, arising out of or relating to, directly or indirectly, any Regulatory Claim, including any Regulatory Defense Cost (“Regulatory Damages”), as and when such Regulatory Damages are suffered, sustained or incurred, including, without limitation, upon (x) the invoice of any Regulatory Defense Costs, (y) the imposition of any fine, fee, penalty or other payment requirement by any Governmental Entity or the entry of a judgment or order of a court of competent jurisdiction with respect thereto, or (z) a final, binding settlement by the Company with any applicable Governmental Entity resolving any such Regulatory Claim; provided, however, the Company shall provide a copy of any such request for Regulatory Damages (together with reasonable supporting documentation) to the Representative.
5.Liability Limitations.

(a)Deductible. The Parent Indemnified Parties shall not be entitled to indemnification for Damages under Section 8.1(a) unless the aggregate amount of all Damages under Section 8.1(a) is in excess of $1,000,000.00 (at which time claims may be made for all Damages incurred or sustained in excess of such amount) (the “Deductible”); provided, that (i) the Deductible shall not apply to claims for Special Damages or claims for Damages arising in connection with breaches of the representations and warranties of the Company contained in Section 3.17 (Certain Transactions and Agreements) and (ii) Special Damages and Damages arising in connection with breaches of the representations and warranties of the Company contained in Section 3.17 (Certain Transactions and Agreements) shall not apply to the determination of the Deductible for other Damages; provided further, that no individual claim or series of claims related to a single event for indemnification under Section 8.1(a) (other than for claims for Special Damages or claims for Damages arising in connection with breaches of the representations and warranties of the Company contained in Section 3.17 (Certain Transactions and Agreements)) shall be valid and assertable unless it is (or they are) for an amount in excess of $10,000;
(b)Maximum Indemnification Amounts. Except in the case of Regulatory Damages, Special Damages or claims arising out of willful breach or fraud of the Company, the maximum amount that the Parent Indemnified Parties may recover from each Company Securityholder pursuant to Section 8.1(a) (other than Special Damages) or Section 8.1(c) for any breach of a covenant set forth in Section 5.1 of this Agreement shall be limited to the amount of such Company Securityholder's Pro Rata Portion of the Indemnification Escrow Amount (the “Cap”); provided that any amounts recovered by Parent from the Indemnification Escrow Funds pursuant to Section 8.6 for Special Damages or pursuant to Sections 8.1(b) through 8.1(f) (other than Section 8.1(c) for any breach of a covenant set forth in Section 5.1 of this Agreement) shall be deemed to increase the amount of the Cap on a dollar for dollar basis. For purposes of clarity, the Cap shall not be increased by any amounts recovered by any Parent Indemnified Parties from the Indemnification Escrow Funds with respect to claims under Section 8.1(g). The maximum amount that the Parent Indemnified Parties may recover from each Company Securityholder for claims under Section 8.1(g) or for Regulatory Damages, shall be limited to each Company Securityholder's Pro Rata Portion of the Regulatory Escrow Amount and the then-remaining amount, if any, of the Indemnity Escrow Amount. The maximum amount that the Parent Indemnified Parties may recover from each Company Securityholder: (i) for Special Damages, claims for fraud or willful breach or pursuant to Sections 8.1(b) through 8.1(f) (other than Section 8.1(c) for any breach of a covenant set forth in Section 5.1 of this Agreement, which is subject to the Cap) shall be limited to such Company Securityholder's Pro Rata Portion of each indemnification obligation; and (ii) with respect to the aggregate amount of all indemnification obligations arising under this Agreement shall be the Merger Consideration actually received by such Company Securityholder.
(c)Mitigation. Nothing in this Agreement shall relieve any party hereto from mitigating its losses as may be required under applicable Law.
(d)Insurance Effect. If, prior to the settlement and payment of a claim for Damages by the Indemnifying Party, a Parent Indemnified Party actually receives a payment from an insurance carrier in connection with the Damages to which such claim relates, the amount of Damages recoverable by a Parent Indemnified Party under this Article VIII from the Indemnifying Party for such claim shall be reduced by the amount of such insurance payment received, net of any costs of collection and any increase in premiums to be paid by the Parent Indemnified Party related to the insurance carrier's payment of such claim. If a Parent Indemnified Party actually receives any insurance payment in connection with any claim for Damages for which it already received payment from an Indemnifying Party, within thirty (30) days of receiving such insurance payment, the Parent Indemnified Party shall pay to the Escrow Agent for deposit in the Indemnification Escrow Fund, the amount of the insurance payments received, net of any costs of collection and any increase in premiums to be paid by the Parent Indemnified Party related to the insurance carrier's payment of such claim. In the event the Indemnification Escrow Fund has been fully disbursed or has been closed, then within thirty (30) days of receiving such insurance payment, the Parent Indemnified Party shall pay to the Paying Agent the amount of such net insurance payments, for the Paying Agent's distribution of the same to the Company Securityholders, in accordance with each Company Securityholder's Pro Rata Portion.
(e)Exclusive Remedy. After the Closing, except for claims arising out of willful breach or fraud (which claims shall be subject to the applicable limitations provided for in Section 8.3(a)(i) and 8.5(b)) or under or pursuant to the Restrictive Covenant Agreements, indemnification pursuant to this Article VIII shall be the sole and exclusive remedy of the Parent Indemnified Parties against the Company Securityholders in connection with the transactions contemplated by this Agreement; provided, however, that, for the avoidance of doubt, no Company

Securityholder shall be liable for any claims arising under or pursuant to a Restrictive Covenants Agreement to which such Company Securityholder is not a party.
(f)Effect of Knowledge. The representations, warranties, covenants and agreements made herein, together with the indemnification provisions herein, are intended among other things to allocate the economic cost and the risks inherent in the transactions contemplated hereby between the parties and, accordingly, a party shall be entitled to the indemnification or other remedies provided in this Agreement by reason of any breach of any such representation, warranty, covenant or agreement by another party notwithstanding whether any employee, representative or agent of the party seeking to enforce a remedy knew or had reason to know of such breach and regardless of any investigation by such party.
6.Escrow Matters.
(a)Subject to Section 2.8(g) and the other limitations set forth herein, any and all amounts payable by the Company Securityholders as Indemnifying Parties to a Parent Indemnified Party pursuant to Section 8.1(b) will be paid in cash (i) first, out of the Net Working Capital Escrow Funds, in accordance with each Company Securityholder's Pro Rata Portion (and Parent and the Representative agree to direct the Escrow Agent to release such amounts as and when such amounts are payable pursuant to this Agreement), (ii) second, in the event such amounts exceed the Net Working Capital Escrow Funds, out of the Indemnification Escrow Funds, in accordance with each Company Securityholder's Pro Rata Portion (and Parent and the Representative agree to direct the Escrow Agent to release such amounts as and when such amounts are payable pursuant to this Agreement) and (iii) third, in the event such amounts exceed the Net Working Capital Escrow Funds and the Indemnification Escrow Funds, thereafter directly by the Company Securityholders as herein provided in accordance with payment instructions provided by Parent.
(b)Subject to the limitations set forth herein, any and all amounts payable by the Company Securityholders as Indemnifying Parties to a Parent Indemnified Party pursuant to Section 8.1(g) will be paid in cash (i) first, out of the Regulatory Escrow Funds, in accordance with each Company Securityholder's Pro Rata Portion, as provided in Section 8.4(e)(iii), and (ii) second, in the event such amounts exceed the Regulatory Escrow Funds, out of the Indemnification Escrow Funds, in accordance with each Company Securityholder's Pro Rata Portion (and Parent and the Representative agree to direct the Escrow Agent to release such amounts as and when such amounts are payable pursuant to this Agreement).
(c)For as long as there are Indemnification Escrow Funds in the escrow account maintained therefor under the Escrow Agreement, any and all amounts payable by the Company Securityholders as Indemnifying Parties to a Parent Indemnified Party pursuant to Section 8.1 will be first paid in cash first out of such Indemnification Escrow Funds, in accordance with each Company Securityholder's Pro Rata Portion (and Parent and the Representative agree to direct the Escrow Agent to release such amounts as and when such amounts are payable pursuant to this Agreement), and, subject to the limitations set forth in this Article VIII, thereafter directly by the Company Securityholders as herein provided in accordance with payment instructions provided by Parent.
(d)On the date that the Net Working Capital Calculation and the Net Working Capital Adjustment Calculation are finally determined pursuant to Section 2.8 and following payment of all amounts required by Section 2.8 (unless earlier required pursuant to Section 2.8), Parent and the Representative shall instruct the Escrow Agent to release the remaining Net Working Capital Escrow Funds, subject to applicable withholding, in accordance with each Securityholder's Pro Rata Portion pursuant to the Escrow Agreement.
(e)On the date that is eighteen (18) months from the Closing Date, Parent and the Representative shall instruct the Escrow Agent to release the remaining Regulatory Escrow Funds, subject to applicable withholding, in accordance with each Securityholder's Pro Rata Portion pursuant to the Escrow Agreement, except that Parent and the Representative shall instruct the Escrow Agent to retain an amount (up to the total amount then held by the Escrow Agent in the Regulatory Escrow Fund) equal to the amount of Regulatory Claims asserted prior to such release date (including the Export Issues) but which are not yet resolved (“Unresolved Regulatory Claims”). Parent and the Representative shall instruct the Escrow Agent to release to the Company Securityholders, subject to applicable withholding, in accordance with each Securityholder's Pro Rata Portion the Regulatory Escrow Funds retained for Unresolved Regulatory Claims (to the extent not utilized to pay Parent for any such claims resolved in favor of Parent) upon their resolution in accordance with Article VIII and the Escrow Agreement.
(f)On the date that is eighteen (18) months from the Closing Date, Parent and the Representative shall instruct the Escrow Agent to release the remaining Indemnification Escrow Funds, subject to applicable withholding, in accordance with each Company Securityholder's Pro Rata Portion pursuant to the Escrow Agreement, except that Parent and the Representative shall instruct the Escrow Agent to retain an amount (up to the total amount then held by the Escrow Agent in the Indemnification Escrow Fund but subject to any limitations applicable to the claims) equal to the amount of Indemnity Claims under Article VIII asserted prior to such release date but which are not yet resolved (“Unresolved Indemnification Claims”). Parent and the Representative shall instruct the Escrow Agent to release the Indemnification Escrow Funds retained for Unresolved Indemnification Claims (to the extent not utilized to pay Parent for any such claims resolved in favor of Parent), subject to applicable withholding, upon their resolution in accordance with Article VIII and the Escrow Agreement.
(g)Promptly following the date on which no funds remain in the Indemnification Escrow Account, the Representative shall instruct the Escrow Agent to deliver, subject to applicable withholding, the remaining Representative Escrow Funds to the Paying Agent for further distribution to the Securityholders in accordance with each Securityholder's Pro Rata Portion, except that the Representative may instruct the Escrow Agent to retain an amount reasonably determined by the Representative (up to the total amount of the Representative Escrow Funds) to perform the Representative's duties hereunder (the “Retained Representative Escrow Portion”). The Retained Representative Escrow Portion shall be released by the Escrow Agent upon its receipt of a written notice signed by the Representative.
7.Treatment of Indemnification Payments.
All indemnification and other payments under this Article VIII shall, to the extent permitted by law, be treated for all income Tax purposes as adjustments to the Closing Consideration. Neither Parent nor the Company Securityholders shall take any position on any Tax Return, or before any Governmental Authority, that is inconsistent with such treatment unless otherwise required by any applicable Law.
8.Representative; Fees and Expenses.
(a)For purposes of this Agreement and the Escrow Agreement, each Company Securityholder shall, without any further action on the part of any such Company Securityholder, be deemed (by virtue of the adoption and approval of this Agreement and approval of the Merger) to have consented and shall agree in connection with the execution and delivery of the Letter of Transmittal at the Closing to the appointment of Shareholder Representative Services LLC as the representative of such Company Securityholder, as the attorney-in-fact for and on behalf of each such Company Securityholder, and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by them under or contemplated by this Agreement and the other documents contemplated hereby, including the exercise of the power to (i) execute this Agreement, the Escrow Agreement and other agreements, documents and certificates pursuant to such agreements, including all amendments to such agreements, and take all actions required or permitted to be taken under such agreements, (ii) authorize delivery to Parent of the Escrow Amount, or any portion thereof, in satisfaction of indemnification or other claims contemplated by this Agreement or as provided in the Escrow Agreement, (iii) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts and awards of arbitrators with respect to such indemnification or other claims, (iv) resolve any indemnification or other claims, (v) receive and forward notices and communications pursuant to this Agreement and the Escrow Agreement, and (vi) take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement, the Escrow Agreement and any other agreements, documents and certificates related thereto. Shareholder Representative Services LLC hereby accepts its appointment as the Representative. The Representative is authorized by each Company Securityholder by virtue of the adoption and approval of this Agreement and approval of the Merger to act on its behalf as required hereunder and under the Escrow Agreement. The Company Securityholders will be bound by all actions taken and documents executed by the Representative in connection with this Article VIII, and the Parent Indemnified Parties will be entitled to rely on any action or decision of the Representative. The Representative may resign at any time. At any time during the term of the Escrow Agreement, the Company Securityholders entitled to a majority in interest of the Escrow Account can appoint a new Representative by written consent by sending notice and a copy of the duly executed written consent appointing such new Representative to Parent and the Escrow Agent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent and the Escrow Agent.
(b)The parties acknowledge that the Representative's obligations under this Article VIII are solely as a representative of the Company Securityholder that all obligations to indemnify the Parent Indemnified Parties under this Article VIII are the obligations of the Company Securityholders (not the Representative), and that the Representative shall have no responsibility for any expenses incurred by it in such capacity. Without limiting the foregoing, each Company Securityholder agrees to reimburse the Representative for such Company Securityholder's

Pro Rata Portion of all reasonable out-of-pocket expenses incurred by the Representative in the performance of his, her or its duties hereunder.
(c)The Representative will incur no liability of any kind with respect to any action or omission by the Representative in connection with the Representative's services pursuant to this Agreement and the Escrow Agreement, except in the event of liability directly resulting from the Representative's gross negligence or willful misconduct. The Company Securityholders will indemnify, defend and hold harmless the Representative from and against any and all loss, liability, damage, claim, penalty, fine, forfeiture, action, fee, cost and expense (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Representative's execution and performance of this Agreement and the Escrow Agreement, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been primarily caused by the gross negligence or willful misconduct of the Representative, the Representative will reimburse the Company Securityholder the amount of such indemnified Representative Loss attributable to such gross negligence or willful misconduct. If not paid directly to the Representative by the Company Securityholder, any such Representative Losses may be recovered by the Representative from (i) the Representative Escrow Funds and (ii) the Indemnification Escrow Funds at such time as remaining amounts would otherwise be distributable to the Company Securityholder; provided, that while this section allows the Representative to be paid from the Representative Escrow Funds and the Indemnification Escrow Funds, this does not relieve the Company Securityholder from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Representative from seeking any remedies available to it at law or otherwise.
ArticleXVIII
ArticleXIXTERMINATION, TERMINATION FEE; AMENDMENT AND WAIVER
1.Termination.
This Agreement may be terminated at any time prior to the Closing:
(a)by mutual written consent of Parent (on behalf of itself and Merger Sub) and the Company (on behalf of itself and the Representative);
(b)by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which (i) would give rise to the failure of a condition set forth in Section 7.2 and (ii) is either incurable or, if curable, has not been cured by the earlier to occur of (A) ten (10) Business Days following the earlier of receipt by Parent of written notice of such breach or untruth from the Company, as the case may be, or receipt by the Company of written notice of such breach or untruth from Parent, or (B) the Outside Date (a “Parent Terminable Breach”);
(c)by the Company, upon a breach of any representation, warranty, guarantee, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case which (i) would give rise to the failure of a condition set forth in Section 7.3 and (ii) is either incurable or, if curable, has not been cured by the earlier to occur of (A) ten (10) Business Days following the earlier of receipt by the Company of written notice of such breach or untruth from Parent or receipt by Parent or of written notice of such breach or untruth from the Company, or (B) the Outside Date (a “Company Terminable Breach”);
(d)by either Parent or the Company, if there shall be any Law, order, injunction or decree which is final and nonappealable preventing the consummation of the Transactions or that makes consummation of the Transactions illegal, or restrains, prohibits or limits the exercise of full rights of ownership or operation by Parent of all or any material portion of the Company or its Subsidiaries;
(e)by either Parent or the Company, if the Closing shall not have occurred by September 15, 2013 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any party that has breached any of its covenants, agreements or obligations hereunder in any manner that has been the principal cause of the failure of the Closing to occur on or before such Outside Date;
(f)by Parent or the Company, if the Company Stockholder Approval shall not have been obtained prior to the end of the (x) second Business Day following the date of this Agreement (in the case of the Parent) or (y) twentieth Business Day following the date of this Agreement (in the case of the Company, provided that the right to terminate this Agreement shall not be available to the Company if it has breached any of its covenants, agreements or obligations hereunder (including, without limitation, its obligations under Section 6.3)); provided that Parent gives the Company or the Company gives Parent, as applicable, notice of termination under this clause (f) prior to the date the Company obtains the Company Stockholder Approval; or
(g)by the Company, if (i) Parent shall not have consummated the Merger within three (3) Business Days (unless extended in writing by the Company in its sole and absolute discretion) following written notice from the Company (the “Company Termination Notice”) of its intent to terminate this Agreement pursuant to this Section 9.1(g), which notice may be provided by the Company at any time following the first day upon which Parent is required to consummate the Closing pursuant to Section 2.2, and (ii) at the time of delivery of the Company Termination Notice, all conditions to Parent's obligation to consummate the Closing pursuant to Section 2.2 are satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, which conditions are capable of being satisfied as of such date) and the Company has confirmed in the Company Termination Notice that it is ready, willing and able to consummate the Closing. Notwithstanding the foregoing, solely for the purpose of allowing the Company to seek specific performance pursuant to Section 10.8, a termination by the Company pursuant to Section 9.1(g) shall not be deemed effective (a “Termination Rescission”) if (A) Parent fails to pay the Parent Termination Fee following delivery of a Company Termination Notice, (B) at the time of delivery of such Company Termination Notice, Parent was required to consummate the Closing pursuant to Section 2.2 and (C) at the time of the delivery of such Company Termination Notice, all of the conditions described in clause (ii) of this Section 9.1(g) have been satisfied; provided, however, that (subject to the Validity Challenge Exception (as defined below)) this Agreement shall be terminated if, at any time following delivery of a Company Termination Notice, Parent pays the Parent Termination Fee to the Company. If Parent or Merger Sub asserts in any complaint, pleading or similar court filing that the obligation to pay the Parent Termination Fee is invalid despite a valid termination of this Agreement pursuant to Section 9.1(g), including the satisfaction of the conditions set forth in clause (ii) above (the “Validity Challenge Exception”), the Company shall retain all of its rights hereunder, including the right to specific performance pursuant to Section 10.8. Notwithstanding the foregoing, a dispute by Parent of its obligation to pay the Parent Termination Fee for any reason or reasons other than as expressly provided in the definition of “Validity Challenge Exception” (including the fact that the Company is not entitled to payment of the Parent Termination Fee because at the time of the delivery of the Company Termination Notice, one or more of the conditions described in clause (ii) of this Section 9.1(g) have not been satisfied) shall not result in the Company retaining any right to specific performance pursuant to Section 10.8 except following a final determination that the termination of this Agreement pursuant to this Section 9.1(g) was not effective as a result of a Termination Rescission. In the event that a Validity Challenge Exception by Parent is successful and specific performance is not available as a remedy to the Company, then notwithstanding anything to the contrary herein, including this Section 9.1(g) and Section 10.8, then Company shall retain the right to seek actual damages to the extent provable for Parent's failure to consummate the Merger.
2.Effect of Termination.
In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, there shall be no liability on the part of Parent or the Company or their respective officers, directors, stockholders, managers or partners and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party hereto of any liability for any and all of the damages suffered by the other party hereto as a result of any willful breach of such party's representations, warranties, covenants or agreements contained in this Agreement; provided, however, that Parent's and Merger Sub's right to pursue legal remedies under this Agreement shall be limited to the Company, and Parent and Merger Sub shall have no right to pursue remedies under this Agreement or otherwise against the Representative or any Company Securityholder individually. Notwithstanding the foregoing, the expense reimbursement and indemnification obligations set forth in Section 5.3 and the provisions of this Section 9.2, Section 9.3, Section 9.4 and Article X shall survive any termination of this Agreement and shall not be limited by this Section 9.2 . No termination of this Agreement shall affect the obligations of the parties under the Non-Disclosure Agreement, which shall remain in full force and effect until the Effective Time.
3.Fees and Expenses.

(a)Other than as specifically provided in this Section 9.3, Section 5.3 or otherwise agreed to in writing by the Parties hereto, all costs and expenses incurred in connection with this Agreement and the Transactions will be paid by the Party incurring such costs or expenses, whether or not the Merger is consummated.

(b)Notwithstanding Section 9.3(a) above, if this Agreement is terminated by the Company pursuant to Section 9.1(g), then Parent will pay to the Company the Parent Termination Fee by the second (2nd) Business Day following the date of termination and, upon such payment, this Agreement shall terminate. The parties acknowledge and agree that (i) a determination that actual injury or damages otherwise for the party seeking the penalty are difficult or impossible to estimate with accuracy; (ii) the parties mutually intend to provide for liquidated damages; and (iii) the amount of the Parent Termination Fee is a reasonable estimate of (and may be less than the amount of) a probable loss in the event of a breach by Parent.
(c)Except for an order of specific performance as and only to the extent expressly permitted by Section 10.8(b) prior to the termination of this Agreement pursuant to its terms, the Company's right to terminate this Agreement and receive the Parent Termination Fee pursuant to Section 9.3(b) shall be the sole and exclusive remedies of the Company, its Subsidiaries and the Company Securityholders against Parent, Merger Sub, their financing sources and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, employees, Affiliates or agents for any loss suffered with respect to: (i) this Agreement, the Note Purchase Agreement or the Incremental First-Lien Agreement; (ii) the transactions contemplated hereby and thereby; (iii) the termination of this Agreement; (iv) the failure of the Merger to be consummated; or (v) any breach of this Agreement, the Note Purchase Agreement or the Incremental First-Lien Agreement by Parent or the Persons party to the Note Purchase Agreement or the Incremental First-Lien Agreement; and upon payment in accordance with the terms of this Agreement of the Parent Termination Fee in such a termination, none of Parent, Merger Sub, their financing sources, or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, employees, Affiliates or agents shall have any further liability or obligation to the Company, its Subsidiaries or the Company Securityholders relating to or arising out of this Agreement or the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure of such transactions (including the Merger) to be consummated.
(d)Unless (i) a court determines that the Company is not entitled to the full payment of the Parent Termination Fee or Parent fails to pay the Parent Termination Fee following delivery of a Company Termination Notice, (ii) at the time of delivery of such Company Termination Notice, Parent was required to consummate the Closing pursuant to Section 2.2 and (iii) at the time of the delivery of such Company Termination Notice, all of the conditions described in clause (ii) of Section 9.1(g) have been satisfied, the Company, any of its Subsidiaries or any Company Securityholders shall not be entitled to seek or obtain any recovery or judgment in excess of the Parent Termination Fee against Parent and Merger Sub, their financing sources, or any of their respective stockholders, partners, members, Affiliates, directors, officers, employees or agents or any of their respective assets, and in no event shall the Company, any of its Subsidiaries or any Company Securityholder be entitled to seek or obtain any other damages of any kind against any such Person or the financing sources, including consequential, special, indirect or punitive damages for, or with respect to, this Agreement, the Debt Commitment Letter or the transactions contemplated hereby and thereby (including, any breach thereof), the termination of this Agreement, the failure to consummate the Merger or the other transactions contemplated by this Agreement or any claims or Actions under applicable Law arising out of any such breach, termination or failure; provided, however, this Section 9.3(d) shall not limit the right of the parties hereto to specific performance of this Agreement pursuant to and subject to the limitations set forth in Section 10.8.
(e)This Section 9.3 shall not limit the right of the parties hereto to (i) specific performance of this Agreement pursuant to and subject to the limitations set forth in this Section 9.3 and Section 10.8; or (ii) seek or obtain any recovery or judgment with respect to the expense reimbursement and indemnification obligations of Parent set forth in Section 5.3(b) to the extent not included in the Parent Termination Fee.
(f)Each party acknowledges that (i) this Section 9.3 is an integral part of the transactions contemplated by this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where a Parent Termination Fee is payable are uncertain and incapable of accurate calculation and, therefore, the amounts payable pursuant to this Section 9.3 are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate the Company for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and (iii) without the agreements contained in this Section 9.3, Parent and the Company would not have entered into this Agreement.
(g)Any amount that becomes payable pursuant to this Section 9.3 shall be paid by wire transfer of immediately available funds to an account or accounts designated by the party entitled to receive such payment.

4.Amendment.
Subject to applicable Law, this Agreement may not be amended except by an instrument in writing signed by Parent, Merger Sub, the Company and the Representative.
5.Waiver.
At any time prior to the Closing, any party hereto entitled to the benefits thereof may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ArticleXX
ArticleXXIGENERAL PROVISIONS
1.Notices.
All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or when sent by facsimile or electronic transmission (with confirmation of receipt) to the telecopier number or email address specified below:
If to Parent or Merger Sub, to:
Aspect Software, Inc.
2325 E. Camelback Road, Suite 700
Phoenix, AZ 85016
Tel: (602) 282-1491
Fax: (602) 954-2294
Attention: Stephen J. Beaver, Esq.
E-mail: steve.beaver@aspect.com
with a copy to:
Kirkland & Ellis LLP
555 California Street, Suite 2700
San Francisco, CA 94104
Tel: (415) 439-1400
Fax: (415) 453-1500
Attention: Jeremy Veit
E-mail: jeremy.veit@kirkland.com

If to the Company (prior to the Closing), to:
Voxeo Corporation
189 S. Orange Ave., 10th Floor
Orlando, FL 32801
Tel: (407) 418-1800
Fax: 407-264-6322
Attention: Robert Ingalls, Jr

E-mail: bob@voxeo.com
with a copy to:
Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, NE
Atlanta, GA 30326
Tel: (404) 233-7000
Fax: (404) 365-9532
Attention: David M. Calhoun, Esq.
E-mail: dmc@mmmlaw.com

If to the Representative, to:
Shareholder Representative Services LLC
1614 15th Street, Suite 200
Denver, CO 80202
Facsimile No.: (303) 623-0294
Telephone No.: (303) 648-4085
Attention: Managing Director
Email: deals@shareholderrep.com
with a copy (which shall not constitute notice) to:
Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, NE
Atlanta, GA 30326
Tel: (404) 233-7000
Fax: (404) 365-9532
Attention: David M. Calhoun, Esq.
E-mail: dmc@mmmlaw.com

2.Headings.
The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Section references herein are, unless the context otherwise requires, references to sections of this Agreement.
3.Severability.
If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
4.Entire Agreement.

This Agreement (together with the Exhibits hereto and the Company Disclosure Schedule) and the Non-Disclosure Agreement constitute the entire agreement of the parties, and supersede all prior agreements and undertakings, both written and oral, among the parties or between any of them, with respect to the subject matter hereof.
5.Disclosure Schedules.
In connection with the execution of this Agreement, the Company delivered to Parent and Merger Sub the Company Disclosure Schedule setting forth, among other things, items the disclosure of which is necessary or appropriate either (a) in response to an express disclosure requirement contained in a provision hereof or (b) as an exception to one or more representations or warranties contained in Article III or to one or more of the Company's covenants contained in Article V or Article VI. The Company Disclosure Schedule constitutes an integral part of this Agreement and is attached hereto and is hereby incorporated herein. There may be included in the Company Disclosure Schedule and elsewhere in this Agreement items and information that are not “material,” and such inclusion will not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” and will not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or any word or phrase of similar import used herein. Matters reflected in the Company Disclosure Schedule are not necessarily limited to matters required by this Agreement to be disclosed in the Company Disclosure Schedule. No disclosure in the Company Disclosure Schedule relating to a possible breach or violation of any contract, law or order of any Governmental Authority will be construed as an admission or indication that such breach or violation exists or has occurred. Any disclosures in the Company Disclosure Schedule that refer to a document are qualified in their entirety by reference to the text of such document, including all amendments, exhibits, schedules and other attachments thereto. Any capitalized term used in the Company Disclosure Schedule and not otherwise defined therein has the meaning given to such term in this Agreement. Any headings set forth in the Company Disclosure Schedule are for convenience of reference only and do not affect the meaning or interpretation of any of the disclosures set forth in the Company Disclosure Schedule. The disclosure of any matter in any section of the Company Disclosure Schedule will be deemed to be a disclosure by the Company to each other section of the Company Disclosure Schedule to which such disclosure's relevance is reasonably apparent on its face. The listing of any matter on the Company Disclosure Schedule shall expressly not be deemed to constitute an admission by such party, or to otherwise imply, that any such matter is material, is required to be disclosed by such party under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. In no event shall the listing of any matter in the Company Disclosure Schedule be deemed or interpreted to expand the scope of the Company's representations, warranties and/or covenants set forth in this Agreement.
6.Assignment.
No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this Section 10.6 will be void (except for any assignment hereof by Parent to one or more lenders as collateral security or to any subsequent purchaser of a controlling interest in the Company (whether such sale is structured as a sale of all or substantially all of the assets, merger, recapitalization or otherwise) which shall constitute a permitted assignment hereunder).
7.Parties in Interest.
This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (except as provided in Section 6.9, with respect to which the Company Indemnified Parties shall be third party beneficiaries).
8.Specific Performance.

(a)The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Transactions, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder (including Parent's obligation to cause the Financing to be funded and to consummate the Merger and the other transactions contemplated by this Agreement, including to effect the Closing in accordance with Article II).
(b)Notwithstanding Section 10.8(a), it is explicitly agreed that the Company shall be entitled to seek specific performance of Parent's obligation to consummate the Merger and the other transactions contemplated by this Agreement, including to effect the Closing in accordance with Article II, on the terms and subject to the conditions in this Agreement, only if (i) all conditions in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would be satisfied as of such date)), (ii) either (A) the Financing has been funded or will be funded at the Closing on the terms set forth in the Note Purchase Agreement and the Incremental First-Lien Agreement or (B) there has occurred a Termination Rescission and either (x) Parent has not paid the Parent Termination Fee or (y) the Validity Challenge Exception applies and (iii) the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and Financing (or alternative funding) is funded, then the Company is ready, willing and able to consummate the Closing. The parties agree that (1) under no circumstances shall the Company be permitted or entitled to receive both a grant of (A) specific performance of the consummation of the Merger and the other transactions contemplated by this Agreement and (B) the payment of the Parent Termination Fee; (2) under no circumstances shall the Company not be entitled to the Parent Termination Fee if the conditions to the payment of the Parent Termination Fee have been satisfied and the Company is not entitled to seek specific performance pursuant to the limitations set forth in this Section 10.8; and (3) in the event that the conditions set forth in clause (i) of the first sentence of this Section 10.8(b) have been satisfied and Parent breaches its obligation to close the Transactions in accordance with the terms of this Agreement, under no circumstances shall the Company not be entitled to one of (but not more than one of) (y) specific performance of Parent's obligation to consummate the Merger and the other transactions contemplated by this Agreement or (z) payment of the Parent Termination Fee. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.8, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Except as expressly provided herein, the foregoing shall not be deemed to be or construed as a waiver or election of remedies by either party, each of whom, subject to Section 9.3, expressly reserve any and all rights and remedies available to it at law or in equity in the event of any breach or default by the other parties under this Agreement prior to Closing.
9.Failure or Indulgence Not Waiver; Remedies Cumulative.
No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. Except as otherwise explicitly provided for elsewhere herein, all rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.
10.Governing Law; Exclusive Jurisdiction.
This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court with appropriate subject matter jurisdiction within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.
11.Conflict Waiver.
Notwithstanding that the Company has been represented by Morris, Manning & Martin, LLP (the “Firm”) in the preparation, negotiation and execution of this Agreement and the Escrow Agreement, the Company agrees that after the Closing the Firm may represent the Representative, the Company Securityholders and/or their affiliates in matters related to this Agreement and the Escrow Agreement, including without limitation in respect of any indemnification claims. The Company hereby acknowledges, on behalf of itself and its affiliates, that it has had an opportunity to ask for and has obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and it hereby waives any conflict arising out of such future representation. Nothing in this Section 10.11 or otherwise, however, shall permit the Representative, the Company Securityholders and/or their affiliates to assert that any communication or other information may not be used by or on behalf of Buyer or the Company or any of their respective Affiliates in connection with any such proceeding on the basis of attorney-client privilege or confidentiality or otherwise as a result of the Firm's representation of the Company.
12.Counterparts.
This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The Agreement shall become effective when Parent, the Company and the Representative shall have executed this Agreement.
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IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Representative have caused this Agreement to be signed, all as of the date first written above.

PARENT	COMPANY

ASPECT SOFTWARE, INC.,	VOXEO CORPORATION,
a Delaware corporation	a Delaware corporation

By:	By:
Name:	Name:
Title:	Title:

MERGER SUB	REPRESENTATIVE

VOICE MERGER SUB, INC.,	SHAREHOLDER REPRESENTATIVE
a Delaware corporation	SERVICES LLC, a Colorado limited liability
company, solely in its capacity as the
Representative

By:	By:
Name:	Name:
Title:	Title:

ASPECT HOLDINGS

Aspect Software Group Holdings Ltd.,
a Cayman Islands company

By:
Name:
Title: